                                                                   EXHIBIT 99(h)


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 10-K

(Mark One)
[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  For the fiscal year ended December 31, 1993
                                       OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

        For the Transition period from         to

                             Commission File Number

                   UNIVERSITY NATIONAL BANK & TRUST COMPANY
             (Exact name of registrant as specified in its charter)

National Banking Laws                                        94-2622607
- ---------------------                                 --------------------------
(State  or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                            Identification No.)

250 LYTTON AVENUE, PALO ALTO, CALIFORNIA 94301
(Address of principal executive office)  (Zip Code)

Registrant's telephone number, including area code, (415) 327-0210

Securities registered pursuant to Section 12(b) of the Act:
                                      None

Securities registered pursuant to Section 12(g) of the Act:
                        Common Stock, $2.50 par value

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports, and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [ X ]

                           [Cover page 1 of 2 pages]

The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the average of the closing bid and ask prices of the Common Stock on March 7, 1994 as reported by NASDAQ National Market System, was approximately $44,629,997.

As of March 7, 1994, Registrant had 1,362,748 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

The Proxy Statement for the Annual Meeting is incorporated by reference into
Part III.

                               TABLE OF CONTENTS

PART I                                                      Page

 ITEM  1.  Business . . . . . . . . . . . . . . . . . . . . .   1

 ITEM  2.  Properties . . . . . . . . . . . . . . . . . . . .  20

 ITEM  3.  Legal Proceedings. . . . . . . . . . . . . . . . .  20

 ITEM  4.  Submission of Matters to a Vote of Security
          Holders. . . . . . . . . . . . . . . . . . . . . .   20

PART II

 ITEM  5.  Market for Registrant's Common Stock and Related
          Security Holder Matters. . . . . . . . . . . . . .   22

 ITEM  6.  Selected Financial Data. . . . . . . . . . . . . .  23

 ITEM  7.  Management's Discussion and Analysis of Financial
          Condition and Results of Operations. . . . . . . .   24

 ITEM  8.  Financial Statements and Supplementary Data. . . .  40

 ITEM  9.  Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure. . . . . . . .   63

PART III

 ITEM 10. Directors and Executive Officers of the Registrant   63

 ITEM 11. Executive Compensation . . . . . . . . . . . . . .   64

 ITEM 12. Security Ownership of Certain Beneficial Owners and
          Management . . . . . . . . . . . . . . . . . . . .   64

 ITEM 13. Certain Relationships and Related Transactions . .   64

PART IV

 ITEM 14. Exhibits, Financial Statement Schedules and
          Reports on Form 8-K. . . . . . . . . . . . . . . .   65

Signatures . . . . . . . . . . . . . . . . . . . . . . . . .   66


PART I.

ITEM 1.     BUSINESS

General

The Bank commenced operations on May 13, 1980. Its principal banking office is located at 250 Lytton Avenue, Palo Alto, California. Since its formation, the Bank has provided basic banking services and personal trust services to individuals and business enterprises in the Palo Alto area. Palo Alto is located on the San Francisco Peninsula, approximately 30 miles south of San Francisco, on the northern periphery of "Silicon Valley."

The Bank's primary service area is considered to be the communities of Palo Alto, Menlo Park, Atherton and Portola Valley plus the unincorporated areas of Ladera and Stanford University. This primary service area is oriented towards professional services, light industry, retail businesses and education.

The Bank considers its principal service a "banking relationship," the keystone of which is a transaction account. In the case of corporations, the transaction account is a demand (checking) account. In the case of individuals, it is a Super-NOW account that pays interest, provided that sufficient funds (i.e., either a daily minimum balance of $3,000, or an average monthly balance of $6,000) are maintained. Once a customer has established the "relationship" with the Bank by opening a transaction account, that customer may utilize all other Bank services, including money fund accounts, certificates of deposit, safe deposit box rentals, cashier's checks, and the purchase of U.S. postage stamps, U.S. Savings Bonds and traveler's checks. Borrowing clients who are low and moderate income individuals are not expected to be deposit clients of the bank. The Bank also makes available to qualified customers commercial, personal and real estate loans, credit cards and standby letters of credit. Through its correspondents, the Bank is also able to offer limited international banking and municipal bond trading services.

The Bank's Trust Department specializes in personal trust services and acts as trustee on a range of employee benefit plans. The Bank does not provide stock transfer services. The Bank maintains a Trust Representative Office at 133 Mission Street, Santa Cruz, CA.

The Bank has an office at 800 Oak Grove, Menlo Park, CA. The Bank has automatic teller machines at its two offices and it issues an ATM card which enables a customer to withdraw cash at over 65,000 offices of other financial institutions world wide which are members of Cirrus, Money Network, Star System, American Express and the Interlink Network. The Bank also maintains an ATM machine at the Forum, 23500 Christo Rey Drive, Cupertino, CA. The Bank employed 138 full time and 8 part-time employees at year end.

Competition From Other Financial Institutions

The Bank considers its principal market area to be composed of the communities of Palo Alto, Menlo Park, Atherton, Portola Valley and Stanford. According to the 1990 Census, the aggregate population of these communities was 118,390.
The 1990 Census further indicates that individuals 18 years old or older with four or more years of college education totaled 55.8% of this market, versus 28.2% for the San Francisco Bay Area and 20.8% for the State of California. Individuals in this primary market area who were 16 years old or older at the 1990 Census date and who were employed as executives, administrators, managers or in a professional specialty totaled 52.7%, as compared to 33.1% for the San Francisco Bay Area and 28.6% for the State of California.

This market is very heavily serviced by financial institutions. There are 31 commercial banking offices, 13 savings and loan offices, 24 securities brokerage firms and six credit unions within this market area. The 31 banking offices alone had deposits from individuals, partnerships and corporations totaling $2.9 billion as of June 30, 1993, compared to $1.6 billion at December 31, 1983. The Bank's market share was 2.17% on December 31, 1982, 3.88% on December 31, 1983, 4.49% on December 31, 1984, 6.39% on December 31, 1985,
6.50% on December 31, 1986, 8.57% on December 31, 1987, 9.59% on December 31,
1988, 9.74% on December 31, 1989, 10.07% on December 31, 1990, 10.52% on
December 31, 1991, 11.20% on December 31, 1992 and 11.60% on June 30, 1993.

With regard to loans, the Bank competes with other commercial banks, savings and loan associations, consumer finance companies and other lending institutions. The Bank's Trust Department competes with the trust departments of all the major banks operating within the Bank's primary service area.

In addition to its principal market area, the Bank considers as a secondary market area, the surrounding communities of Woodside, Los Altos, Mountain View, Sunnyvale, and Santa Clara to the south and Redwood City, San Carlos, Belmont and San Mateo to the north. The Bank services customers in these areas by mail or by the use of its six courier vans, which pick up non-cash deposits on scheduled routes.

Outside its primary market area, the Bank competes with other national banks, state banks, savings and loan associations, and credit unions for time and savings deposits, other deposits, checking or draft accounts, and loans throughout the San Francisco Bay area. With respect to certain of its services, including, but not limited to, loans, and particularly with respect to securing funds available for deposits, the Bank competes with other financial institutions such as insurance companies, consumer and business finance or loan companies, industrial loan associations, real estate investment trusts, pension funds, mortgage companies, and credit card organizations. The national equity and debt securities markets also compete for available funds.

Many of the Bank's competitors offer a comprehensive array of banking products which the Bank has chosen not to offer, and these competitors thereby may have a competitive advantage over the Bank. Further, many of the Bank's competitors have long established reputations and loyal customer bases. However, management of the Bank believes that the level of service which it provides in the delivery of banking services to its customers contributes to the Bank's ability to obtain market share in the face of such competition.

Many of the banks and other financial institutions, including regional money center banks, with which the Bank competes, have capital and resources substantially in excess of the capital and resources of the Bank. Because banks, including the Bank, are generally restricted from lending in excess of a specified percentage of their capital base to one borrower, the Bank is dependent upon its correspondent relationships for loan participations in order to accommodate loan requests in excess of its legal lending limit. The Bank's legal limit on unsecured lending to any one entity was $5,156,922 on December 31, 1993.

To a certain extent, the Bank is also faced with competition from banks and other institutions located in money centers outside of California, and from foreign banks which maintain representative offices in California.

Commitments

As of December 31, 1993, and December 1992, the Bank's loan commitment by category is as follows:

                             Loan Commitments         Loan Commitments
                             Outstanding as of        Outstanding as of
                             December 31, 1993        December 31, 1992
                             ---------------------    ---------------------
                                          Percent                  Percent
                             (Thousands)  of Total    (Thousands)  of Total
                             -----------  --------    -----------  --------
Commercial
 Loans                       $ 44,165      53.99%     $ 40,269       50.05%
Consumer Revolving
 Lines of Credit               23,071      28.20%       29,305       36.42%
Real Estate
 Loans                          9,431     11.53%        3,554        4.42%
Letters of
 Credit                         5,139      6.28%        7,328        9.11%
                             --------    -------      -------      -------
TOTAL                        $ 81,806    100.00%     $ 80,456      100.00%
                             --------    -------      -------      -------

                  December 31, 1993       December 31, 1992
                  -----------------       -----------------
Estimate of
 Amount Drawn
 During Year    $ 44,076      53.88%     $ 39,806       49.48%

All commitments made are "firm" and could be drawn. The largest category of commitments is Commercial Loans ($44,165M [53.99%]). The Bank expects approximately 50% of these commitments to be drawn. The Bank anticipates that 50% of the commitments in the next largest category, Consumer Revolving Loans ($23,071M [28.20%]) to be drawn. Less than 5% of the commitments are fixed rate commitments.

Commercial loan commitments are generally in the form of revolving lines of credit with floating interest rates and typically mature within one year. All other commitments are on terms whereby prices of interest rates are to be determined by market conditions prevailing at the time of exercise.

Concentration of Bank Deposits

There are no material portions of the Bank's deposit base obtained from a single person or group of persons. The Bank has no deposits of Federal, State or Local governments other than a Treasury Tax and Loan account. At December 31, 1993, the Bank had deposits totaling $44,696,233 from its Trust Department. That total represents deposits of 750 individual trust accounts.

As of December 31, 1993, the Bank's deposit structure was as follows:

                               Deposits       Percent
  Type of Account             (Thousands)     of Total
  ---------------             -----------     --------

  Demand Deposits (1)          $ 60,848        16.57%
  Savings and NOW Accounts (2)   85,007        23.15%
  Time Certificates of
   Deposit                       21,957         5.98%
  Public Deposits                   810          .22%
  Trust Deposits                 44,696        12.17%
  Personal Money Funds           80,619        21.96%
   Nonpersonal Money Funds       73,267        19.95%
                               ---------      ------
    TOTAL                      $367,204       100.00%
                               =========      ======


(1)  Demand deposits are comprised entirely of corporate transaction accounts.

(2) Individual transaction accounts, as well as transaction accounts for non-profit organizations, partnerships and sole proprietorships are all classified as Savings & NOW Accounts.

Seasonality of Business

The Bank generally experiences an increase in total deposits at year-end and in April in anticipation of tax payments as shown below:

                 Total Deposits
                 --------------

                                   Monthly Average Balance
                                   -----------------------
   December 1990                        $260,000,000
   April 1991                            276,000,000
   May 1991                              265,000,000
   December 1991                         307,000,000
   April 1992                            334,000,000
   May 1992                              320,000,000
   December 1992                         332,000,000
   April 1993                            343,000,000
   May 1993                              350,000,000
   December 1993                         367,000,000

Foreign Sources of Business

There are no material deposit liabilities incurred from outside the Bank's primary and secondary service areas. The Bank has no brokered deposits and has a policy not to accept any. The Bank's loans are made primarily to professionals, executives and privately held companies in the Bank's market area. From time to time, loan participations are purchased from another bank. As of December 31, 1993, participations totaling $1,659,000 were included in the Bank's portfolio.

                (Balance of this page intentionally left blank.)

SUPERVISION AND REGULATION

The Bank is regulated and supervised by the Office of the Comptroller of the Currency (the "OCC") and, therefore, is subject to periodic examination by the OCC. Deposits of the Bank's customers are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum limit of $100,000, and, as an insured bank, the Bank is subject to certain regulations of the FDIC. As a national bank, the Bank is a member of the Federal Reserve System and is also subject to the regulations of the Federal Reserve Board (the "FRB").

The regulations of those federal bank regulatory agencies govern most aspects of the Bank's business and operations, including but not limited to requiring the maintenance of non-interest bearing reserves on deposits, limiting the nature and amount of investments and loans which may be made, regulating the issuance of securities, restricting the payment of dividends, regulating bank expansion and bank activities and determining maximum rates of interest allowed on certain deposits.

EFFECT OF STATE LAW

The laws of the State of California also affect the Bank's business and operations. For example, under 12 U.S.C. Section 36, the OCC may authorize a national bank to establish branch offices only to the extent allowable under state law for state banks. Therefore, as California law presently permits a state bank to establish a branch office at any location in the state, a national bank may be similarly authorized to establish a branch by the OCC. On a similar basis, 12 U.S.C. Section 85 provides that state law, in most circumstances, determines the maximum rate of interest which a national bank may charge on a loan. As California law exempts all state-chartered and national banks from the application of its usury laws, national banks are also provided such an exemption pursuant to Section 85.

CHANGE IN BANK CONTROL

The Bank Holding Company Act of 1956, as amended (the "Holding Company Act") and the Change in Bank Control Act of 1978, as amended (the "Change in Control Act"), together with regulations of the FRB and the OCC, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the OCC and not disapproved prior to any person or company acquiring "control" of a national bank, such as the Bank, subject to exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or no other person will own a greater percentage of that class of voting securities immediately after the transaction.

CAPITAL ADEQUACY REQUIREMENTS

The Bank is subject to the OCC's capital guidelines and regulations governing capital adequacy for national banks. As noted below, the Federal banking agencies have solicited comments on a proposed regulation which would impose additional capital requirements on banks based on the interest rate risk inherent in a bank's portfolio.

The OCC has established a minimum leverage ratio of 3% Tier 1 capital(1) to total assets for national banks that have received the highest composite regulatory rating (a regulatory measurement of capital, assets, management, earnings and liquidity) and that are not anticipating or experiencing any significant growth. All other institutions will be required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum.

OCC's regulations also require national banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.00%. Risk- based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the OCC to those assets. At least one-half of the qualifying capital must be in the form of Tier 1 capital.

Set forth below are Bank's risk based and leverage capital ratios as of December 31, 1993:

                      RISK BASED CAPITAL RATIO AS OF DECEMBER 31, 1993
                      ------------------------------------------------
                                                                                     RISK
                                                                                     BASED
                                                          AMOUNT                     RATIO
                                                          ------                     ------

Tier 1 Capital..............                            $ 31,534                     11.92%

Total Capital...............                            $ 34,869                     13.19%

Total Capital minimum
  requirement...............                            $ 21,157                      8.00%

Excess......................                            $ 13,712

Risk-weighted assets........                            $264,458






(1) Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

                    LEVERAGE RATIO AS OF DECEMBER  31, 1993

                                                                                     LEVERAGE
                                                          AMOUNT                     RATIO (1)
                                                          ------                     -----
Tier 1 Capital  .............                           $  31,534                      8.35%

Minimum Leverage
  requirement...............                               11,328   to                 3.00% to
                                                           18,881                      5.00%

Excess......................                            $  20,206   to
                                                           12,653

Average total assets........                            $ 377,617
- ---------------------------

  (1)    Tier 1 Capital to average total assets.

Management of the Bank believes that the Bank will continue to meet its minimum capital requirements in the foreseeable future.

Under certain circumstances, the OCC may determine that the capital ratios for a national bank shall be maintained at levels which are higher than the minimum levels required by the guidelines. A national bank which does not achieve and maintain adequate capital levels as required may be subject to supervisory action by the OCC through the issuance of a capital directive to ensure the maintenance of required capital levels. In addition, the Bank is required to meet certain guidelines of the OCC concerning the maintenance of an adequate allowance for loan and lease losses.

If any time the Bank fails to meet its minimum regulatory capital requirements, it is required, within 45 days thereafter, to submit a capital restoration plan to the OCC for review and approval.

As required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have solicited comments on a proposed method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition. Under the proposal, interest rate risk exposures would be quantified by weighing assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. Institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations could be required by the bank regulators based on supervisory concerns.

As the federal banking agencies have solicited comments on this proposal but have not yet proposed regulations to implement any interest rate risk component into the risk-based capital guidelines, the ultimate impact on the Bank of final regulation in this area cannot be predicted at this time.

PAYMENT OF DIVIDENDS

The ability of the Bank to make dividend payments is subject to statutory and regulatory restrictions.

The Board of Directors of a national bank may declare the payment of dividends depending upon the earnings, financial condition and cash needs of the bank and general business conditions. A national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. A national bank is further prohibited from declaring a dividend on its shares of common stock until its surplus fund equals the amount of capital stock or until 10% of the bank's net profits of the preceding half year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods in the case of an annual dividend, are transferred to the surplus fund. Moreover, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

In addition to the above requirements, guidelines adopted by the OCC set forth factors which are to be considered by a national bank in determining the payment of dividends. A national bank, in assessing the payment of dividends, is to evaluate the bank's capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to revise or develop a comprehensive capital plan.

Moreover, the OCC has broad authority to prohibit a national bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the national bank in question and other factors, that the OCC may assert that the payment of dividends or other payments by a bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

Accordingly, the future payment of cash dividends by the Bank will not only depend upon the Bank's earnings during any fiscal period but will also depend upon the assessment of its Board of Directors of capital requirements and other factors, including dividend guidelines and the maintenance of an adequate allowance for loan and lease losses.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

GENERAL

FDICIA primarily addresses the safety and soundness of the deposit insurance funds, supervision of and accounting by insured depository institutions and prompt corrective action by the federal bank regulatory agencies for troubled institutions. FDICIA gives the FDIC, in its capacity as federal insurer of deposits, broad authority to promulgate regulations to assure the viability of the deposit insurance funds including regulations concerning safety and soundness standards. FDICIA also places restrictions on the activities of state-chartered institutions and on institutions failing to meet minimum capital standards and provides enhanced enforcement authority for the federal banking agencies. FDICIA has strengthened FDIC regulations regarding insider transactions.

PROMPT CORRECTIVE ACTION

FDICIA amended the Federal Deposit Insurance Act ("FDIA") to establish a format for closer monitoring of insured depository institutions and to enable prompt corrective action by regulators when an institution begins to experience difficulty. The general thrust of these provisions is to impose greater scrutiny and more restrictions on institutions as they descend the capitalization ladder.

FDICIA establishes five capital categories for insured depository institutions:
(a) Well Capitalized;(1) (b) Adequately Capitalized;(2) (c)
Undercapitalized;(3) (d) Significantly Undercapitalized;(4) and (e) Critically Undercapitalized.(5) All insured institutions (e.g., the Bank) are barred from making

(1) Well Capitalized means a financial institution with a total risk-based ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more and a leverage ratio of 5% or more, so long as the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

(2) Adequately Capitalized means a total risk-based ratio of 8% or more, a Tier 1 risk-based ratio of 4% or more and a leverage ratio of 4% or more (3% or more if the institution has received the highest composite rating in its most recent report of examination) and does not meet the definition of a Well Capitalized institution.

(3) Undercapitalized means a financial institution with a total risk-based ratio of less than 8%, a Tier 1 risk-based ratio of less than 4% or a leverage ratio of less than 4%.

(4) Significantly Undercapitalized means a financial institution with a total risk-based ratio of less than 6%, a Tier 1 risk-based ratio of less than 3% or a leverage ratio of less than 3%.

(5) Critically Undercapitalized means a financial institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

capital distributions or paying management fees to a controlling person if to do so would cause the institution to fall into any of the three undercapitalized categories.

Undercapitalized institutions are subject to several mandatory supervisory actions, including increased monitoring and periodic review of the institution's efforts to restore its capital, submitting an acceptable capital restoration plan, restricted asset growth, and limits on acquisitions, new branches or new lines of business. A parent holding company of an undercapitalized bank is expected to guarantee that the bank will comply with the bank's capital restoration plan until the bank has been adequately capitalized, on the average, for four (4) consecutive quarters. Such guarantee is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized or the amount necessary to bring the bank into full capital compliance.

Significantly undercapitalized institutions and undercapitalized institutions that fail to submit and implement adequate capital restoration plans are subject to the mandatory provisions applicable to undercapitalized institutions and, in addition, may be required to: sell additional capital, including voting shares; restrict transactions with affiliates; restrict interest rates paid on deposits; restrict asset growth or reduce total assets; terminate, reduce or alter any risky activities; elect new directors and install new management; cease accepting deposits from correspondent depository institutions; or divest or liquidate certain subsidiaries. A bank holding company may be required to divest itself of any affiliate of the institution (other than another insured depository institution) under certain conditions. Critically undercapitalized institutions face even more severe restrictions.

In addition, significantly undercapitalized institutions will be prohibited from paying any bonus or raise to a senior executive officer without prior agency approval. No such approval will be granted to an institution which is required to but has failed to submit an acceptable capital restoration plan.

FDICIA also provides that if a well or adequately capitalized or undercapitalized institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, its capital category may be downgraded to achieve a higher level of regulatory scrutiny and prompt corrective action. FDICIA restricts the solicitation and acceptance of and interest rates payable on brokered deposits by insured depository institutions that are not well capitalized and has added new bases for which a conservator or receiver may be appointed for undercapitalized and critically undercapitalized institutions and under certain other circumstances not relating to capital levels. Finally, FDICIA establishes a risk-based assessment system for calculating a depository institution's semiannual deposit insurance premium under which institutions pay premiums based upon their capital classification and supervisory risk.

BROKERED DEPOSITS

FDICIA restricts the acceptance of brokered deposits by insured depository institutions that are not well capitalized. It also places restrictions on the interest rate payable on brokered deposits and the solicitation of such deposits. An undercapitalized institution will not be allowed to solicit brokered deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market area in which such deposits would otherwise be accepted.


The FDIC has promulgated final regulations with respect to the ability of insured depository institutions in each of the new capitalization categories to accept brokered deposits. Under the regulations, undercapitalized institutions are prohibited from accepting funds obtained directly or indirectly though a deposit broker. Adequately capitalized institutions may accept brokered deposits only if a waiver is first obtained from the FDIC. Well capitalized institutions are permitted by the regulations to accept brokered funds without restriction. For purposes of the brokered deposit regulation the FDIC has stated that the term "well capitalized" means an institution whose leverage and risk- based capital ratios are at least one to two percentage points higher than those currently required by applicable regulations, and which has not been notified that it is in a troubled condition.

In addition to the above restrictions on acceptance of brokered deposits, FDICIA provides that no pass-through deposit insurance will be provided to employee benefit plan deposits accepted by an institution which is ineligible to accept brokered deposits under applicable law and regulations.

DEPOSIT INSURANCE PREMIUMS

As of January 1, 1993, the FDIC charges higher deposit insurance premiums on banks which pose greater risks to the deposit insurance fund. Under the rule, a bank is required to pay an annual insurance premium of 0.23% to 0.31% for domestic deposits, depending upon the bank's risk classification. A bank's risk classification is determined by the FDIC according to the bank's capital ratios and the FDIC's evaluation of the bank based upon federal and state supervisory examinations and other relevant information. Under the classification system, the Bank's deposit insurance premium is set at 0.23%.

PROPOSED STANDARDS ON SAFETY AND SOUNDNESS

Pursuant to the requirements of FDICIA, recently proposed FDIC and OCC regulations provide new standards for safety and soundness applicable to banks. The proposed regulations establish managerial, operational, asset quality and earnings standards for state national banks as well as bank holding companies, i.e., requiring banks and bank holding companies to maintain a ratio of classified assets to total capital and ineligible allowances no greater than 1.0, and to maintain minimum earnings sufficient to absorb losses without impairing capital. A bank's "minimum earnings" are sufficient if the bank is in compliance with established minimum capital requirements as calculated by the last four quarters and projected for the next four quarters.

In addition, the proposed safety and soundness standards would prohibit excessive compensation or compensation which could lead to material financial loss for the bank or bank holding company.

These regulations are subject to change; therefore, the ultimate impact on the Bank of final regulation in this area cannot be predicted at this time.

EXTENSIONS OF CREDIT TO INSIDERS AND TRANSACTIONS WITH AFFILIATES

The Federal Reserve Act and FRB Regulation O, which are applicable to national banks, place limitations and conditions on loans or extensions of credit to: a bank's or bank holding company's executive officers, directors and principal shareholders (i.e., in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities); any company controlled by any such executive officer, director or shareholder; or any political or campaign committee controlled by such executive officer, director or principal shareholder.

Loans extended to any of the above persons must comply with loan-to-one-borrower limits, require prior full board approval when aggregate extensions of credit to such person exceed specified amounts, must be made on substantially the same terms (including interest rates and collateral) as, and following credit-underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with non-insiders, and must not involve more than the normal risk of repayment or present other unfavorable features. Regulation O also prohibits a bank from paying an overdraft on an account of an executive officer or director, except pursuant to a written pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or a written pre-authorized transfer of funds from another account of the officer or director at the bank.

The provisions of Regulation O summarized above reflect substantial strengthening as a result of the adoption of FDICIA. FDICIA also resulted in an amendment to Regulation O which provides that the aggregate limit on extensions of credit to all insiders of a bank as a group cannot exceed the bank's unimpaired capital and unimpaired surplus. An exception to this limitation is provided for banks with less than $100,000,000 in deposits. The aggregate limit applicable to such banks is two times the bank's unimpaired capital and unimpaired surplus, provided the bank meets or exceeds all applicable capital requirements.

GOVERNMENT MONETARY POLICY

The earnings of the Bank are and will be affected by the policies of regulatory authorities, including the FRB. An important function of the FRB is to regulate the national supply of bank credit. Among the instruments used to implement these objectives are open market operations in U.S. Government securities, changes in reserve requirements against bank deposits, and changes in the discount rate which banks pay on advances from the Federal Reserve System. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates on loans or interest rates paid for deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effect, if any, of such policies upon the future business earnings of the Bank cannot be predicted.

RECENT REGULATIONS AND GUIDELINES

BANK SALES OF NONDEPOSIT INVESTMENTS

Securities activities of national banks, as well as their subsidiaries and affiliates, are governed by OCC regulations. The OCC has taken the position that bank sales of alternative investment products, such as mutual funds and annuities, raise substantial bank safety and soundness concerns involving consumer confusion over the nature of the products offered, and the potential for mismanagement of sales programs for such investments which could expose a bank to liability under the anti-fraud provisions of federal securities laws.

Accordingly, the OCC has issued guidelines to national banks which recommend, among other things, establishing a compliance and audit program to monitor the bank's mutual funds sales activities and compliance with applicable federal securities laws, providing full disclosure to customers about the risks of such investments (including the possibility of loss of principal investment), conducting securities activities of bank subsidiaries or affiliates in separate and distinct locations, and prohibiting bank employees involved in deposit-taking activities from selling investment products or from giving investment advice.

Banks are also required to establish qualitative standards for the selection and marketing of the investments offered by the bank and maintain appropriate documentation regarding suitability of investments recommended to bank customers.

OTHER

Various other legislation, including proposals to overhaul the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is introduced into

Congress or the California Legislature from time to time. The Bank cannot determine the ultimate effect that any potential legislation, if enacted, would have upon the financial condition or operations of the Bank.

IMPACT OF FEDERAL AND CALIFORNIA TAX LAWS

The following are the more significant Federal and California income tax provisions affecting commercial banks.

1. CORPORATE TAX RATES. For tax years beginning on or after July 1, 1987, and before 1993, for most corporations taxable income was taxed at a 34 percent rate. For tax years beginning after 1992, corporate taxable income in excess of $10 million generally is taxed at a 35 percent rate. Corporations with taxable income over $15 million are subject to an additional tax of 3 percent of the excess over $15 million, or $100,000, whichever is smaller.

2. CORPORATE ALTERNATIVE MINIMUM TAX. The Tax Reform Act of 1986 (the "1986 Act") enacted an alternative minimum tax ("AMT"). Generally, a corporation will be subject to the AMT to the extent the tentative minimum tax exceeds the corporation's regular tax liability. The tentative minimum tax is equal to (a) 20 percent of the excess of a corporation's "alternative minimum taxable income" ("AMTI") over an exemption amount, less (b) the alternative minimum tax foreign tax credit. Generally, AMTI is defined as taxable income computed with special adjustments and increased by the amount of tax preferences for a tax year.

 Effective for tax years beginning after 1989, a special adjustment is made for "adjusted current earnings" ("ACE"). This adjustment replaced the "book income" adjustment that was effective for tax years beginning in 1987 through 1989. The ACE adjustment is equal to three-fourths of the excess of ACE over AMTI (determined without regard to this adjustment and the AMT net operating loss). Generally, ACE is computed by adjusting AMTI to reflect the rules applicable in computing corporate earnings and profits for federal income tax purposes; adjustments are made for depreciation, for inclusion of certain items otherwise excluded from taxable income, for disallowance of certain deductions otherwise allowed in computing taxable income, and other items. The U.S. Treasury has promulgated regulations providing detailed rules for calculating the ACE adjustment.

The Revenue Reconciliation Act of 1989 (the "1989 Act"), the Revenue Reconciliation Act of 1990 (the "1990 Act"), and the Comprehensive National Energy Policy Act of 1992 (the "Energy Tax Act") made various technical changes to the ACE provisions. In addition, the Revenue Reconciliation Act of 1993 (the "1993 Act") eliminates the special ACE adjustment for depreciation after 1993, and provides that depreciation is to be calculated under the method utilized in determining AMTI. The 1993 Act also made other technical changes to the ACE provisions.

Generally, for purposes of determining AMTI, a corporation is required to compute its depreciation allowance using a slower depreciation rate than that used in computing regular taxable income. Also, special adjustments are made in computing a corporation's net operating loss, and generally a net operating loss deduction cannot exceed 90 percent of AMTI. Further, tax-exempt interest on certain private activity bonds issued after August 7, 1986 constitutes a tax preference increasing AMTI. Finally, the Energy Tax Act and the 1993 Act made technical changes to the AMT provisions.

3. BAD DEBT DEDUCTION. The 1986 Act required a bank with average adjusted bases of all assets exceeding $500 million ("large bank") to compute its bad debt deduction using the specific charge-off method. Under that method, a deduction is taken at the time the debt becomes partially or wholly worthless. Under prior law, a large bank could also use one of two reserve methods, under which a bad debt deduction was computed according to the amount added to a reserve set aside for bad debts. The 1986 Act, as modified by the 1990 Act, continued to permit a bank not meeting the definition of a large bank ("small bank") to use either the specific charge-off method or the "experience" reserve method, under which the addition to bad debt reserve is based on the bank's actual loss experience for the current year and five preceding years.

The U.S. Treasury has promulgated regulations permitting a bank to elect to establish a conclusive presumption that a debt is worthless, based on applying a single set of standards for both regulatory and tax accounting purposes.

4. INTEREST INCURRED FOR TAX-EXEMPT OBLIGATIONS. Generally, taxpayers are not allowed to deduct interest on indebtedness incurred to purchase or carry tax-exempt obligations. Prior to the 1986 Act, this provision generally did not apply to interest paid by banks or other financial institutions with respect to debts incurred in the ordinary course of the bank's business. Banks were subject, however, to a 20 percent disallowance of such interest in certain cases.

After the 1986 Act, a bank is denied a deduction for the portion of the bank's interest that is allocable to tax-exempt obligations acquired by the bank after August 7, 1986. The 20 percent disallowance of pre-1986 Act law continues to apply to tax-exempt obligations acquired between January 1, 1983 and August 7, 1986. A special exception applies to a "qualified tax-exempt obligation," which includes any tax-exempt obligation that (a) is not a private activity bond and (b) is issued by an issuer that reasonably anticipates it will issue not more than $10 million of tax-exempt obligations (other than certain private activity bonds) during the calendar year. Qualified tax-exempt obligations are treated as acquired before August 8, 1986; thus, interest expense allocable to such bonds continues to be deductible, subject to the 20 percent disallowance.

5. NET OPERATING LOSSES. Under the 1986 Act, a bank is permitted to carry a net operating loss ("NOL") back to the prior three tax years and forward to the succeeding fifteen tax years, as opposed to the ten-year carryback and five-year carryforward periods of prior law. The prior law periods were retained, however, to the extent the NOL of a commercial bank is attributable to a bad debt deduction taken under the specific charge-off method. This special rule applies to NOLs for tax years beginning after December 31, 1986 and before January 1, 1994. The 1990 Act clarifies that a commercial bank's bad debt loss is treated as a separate NOL to be taken into account after the remaining portion of the NOL for the year.

6. AMORTIZATION OF INTANGIBLE ASSETS INCLUDING BANK DEPOSIT BASE. Prior to the 1993 Act, there was considerable controversy regarding the amortization (depreciation) of certain intangible assets, such as customer lists and similar items. Generally, the issue involved whether the intangible asset represented non-amortizable goodwill or a separate and distinct asset which could be amortized over its useful life.

The 1993 Act provides that certain intangible property acquired by a taxpayer must be amortized over a 15 year period. For this purpose, acquired assets required to be amortized include goodwill and the deposit base or any similar asset acquired by a financial institution (such as checking and savings accounts, escrow accounts and similar items). The 15 year amortization rule generally applies to property acquired after August 10, 1993. Taxpayers may elect, however, to apply the new rules to property acquired after July 25, 1991. The IRS recently issued temporary regulations regarding the election to retroactively apply the amortization rules.

7.  MARK TO MARKET RULES.  The 1993 Act introduced certain "mark-to-market" tax
accounting rules for "dealers in securities."   Under these rules, certain
"securities" held at the close of a taxable year must be marked to fair market value, and the unrealized gain or loss inherent in the security must be recognized in that year for federal income tax purposes. Under the definition of a "dealer", a bank or financial institution that regularly purchases or sells loans may be subject to the new rules. The rules generally are effective for tax years ending on or after December 31, 1993.

Certain securities are excepted from the mark-to-market rules provided the taxpayer timely complies with certain identification rules. The principal exceptions affecting banks are for (1) any security held for investment and (2) any note, bond, or other evidence of indebtedness acquired or originated in the ordinary course of business and which is not held for sale. If a taxpayer timely and properly identifies loans and securities as being excepted from the mark-to-market rules, these loans and securities will not be subject to the new rules. Generally, a financial institution may make the identification of an excepted debt obligation in accordance with normal accounting practices, but no later than 30 days after acquisition. The IRS recently issued temporary regulations interpreting the mark-to-market provisions.

8. CALIFORNIA TAX LAWS. A commercial bank is subject to the California franchise tax. The applicable tax rate is higher than that applied to general (non-financial) corporations because it includes an amount "in lieu" of many other state and local taxes and license fees payable by such corporations but generally not payable by banks and financial corporations. The bank statutory tax rate for income years ending in 1989, 1990 and 1991 was 10.741%. For income years ending after 1991 and before December 1, 1995, the rate is based on the franchise tax rate applicable to general corporations (currently 9.3%) plus the in-lieu rate, but the total rate cannot exceed 11.7%. For these years, the in-lieu rate is computed under a formula based on the amount of personal property taxes, business license taxes and California income reported for general corporations, and must be at least 1.3%. Based on this formula, the bank rate for income years ending in 1992 and 1993 is 11.007% and 11.107%, respectively. For income years ending on or after December 31, 1995, the applicable bank tax rate will be the general corporate rate plus 2%, with no ceiling.

California has substantially adopted the federal AMT, subject to modifications for the ACE adjustment, computation of NOLs, tax preference treatment for tax-exempt interest and certain other items. Generally, a bank is subject to California AMT in an amount equal to the sum of (a) seven percent of AMTI (computed for California purposes) over an exemption amount and (b) the excess of the bank tax rate over the general corporation tax rate applied against net income for the taxable year, unless the bank's regular tax liability is greater.

California permits a bank to compute its deduction for bad debt losses under either the specific charge-off method or according to the amount of a reasonable addition to a bad debt reserve. Regulations provide detailed rules for determining the deduction under either method.

California has incorporated the federal NOL provisions, subject to significant modifications for most corporations. First, NOLs arising in income years beginning before 1987 are disregarded. Second, no carryback is permitted, and NOLs may be carried forward only five years. Third, in most cases, only fifty percent of the NOL for any income year may be carried forward. Fourth, NOL carryover deductions are suspended for income years beginning in calendar years 1991 and 1992, although the carryover period is extended by one year for losses sustained in income years beginning in 1991 and by two years for losses sustained in income years beginning before 1991. Finally, the special federal NOL rules regarding bad debt losses of commercial banks do not apply for California purposes.

In 1993, California enacted legislation which significantly modifies the NOL provisions for income years beginning after 1992. First, for most corporations, the carryover period is reduced to five years (under prior law, the carryover period was 15 years). Second, the California NOL provisions are made permanent (under prior law, the California NOL provisions were to expire for NOLs arising after 1996). The 1993 legislation also makes other changes to the California NOL provisions, including special NOL carryover provisions for corporations and banks in bankruptcy.

The various laws discussed herein contain other changes that could have a significant impact on the banking industry. The effect of these changes is uncertain and varied, and it is unclear to what extent any of these changes may influence the Company's or the Bank's operations or the banking industry generally.

                (Balance of this page intentionally left blank)

ITEM 2.  PROPERTIES

The Bank's headquarters building is located at 250 Lytton Avenue, Palo Alto, California. The Bank commenced operations in this new facility on October 20, 1986. The building, owned by the Bank, contains 25,800 square feet spread over three floors. In addition, there are two levels of underground parking.

On July 26, 1989, the Bank entered into a lease purchase agreement on the building located at 800 Oak Grove, Menlo Park and presently occupies 6,527 square feet. The purchase was completed on February 1, 1991. Additionally, effective October 16, 1989, the Bank leased 1,053 square feet at 133 Mission Street, Santa Cruz, California to house its Trust Representative Office. On October 15, 1993, the Bank purchased a 5,348 square foot building at 275 Third Street, Los Altos, California for $1,258,723 for future use.

The total book value of the premises, including land, equipment, furniture and fixtures was $15,895,053 at December 31, 1993 compared to $14,767,804 at December 31, 1992.

ITEM 3.  LEGAL PROCEEDINGS

There are no material legal proceedings to which the Bank is a party.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders was held on December 20, 1993 to approve a plan of conversion pursuant to which the bank will convert into a California state licensed bank. There were 1,343,002 shares outstanding on the record date for the meeting, November 19, 1993. There were present at said meeting in person or by proxy shareholders of 961,424 shares of common stock entitled to vote (71.59%). 957,498 shares were voted in favor of the conversion, 868 shares were voted against, and 3,206 shares abstained.

No other matters were voted upon at the meeting.

PART II.

ITEM 5.  MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY
         HOLDER MATTERS

Market Information

The Common Stock of the Bank is listed on NASDAQ (National Association of Securities Dealers Automated Quotations) under the quotation symbol UNNB. Principal market makers for the Bank's Common Stock are: Dean Witter Reynolds, Hoefer & Arnett, H.J. Meyer & Co., Inc., Wedbush Morgan Securities, Inc., and Montgomery Securities. Prices reflect actual trades.

Quarter Ended     High       Low        Last     Volume
- -------------     ----       ---        -----    --------
   3-31-93       $34.00      $24.50    $33.00    34,824
   6-30-93        35.00       30.50     33.00    18,482
   9-30-93        37.00       33.00     37.00    28,401
  12-31-93        37.00       30.50     33.00    39,387

Quarter Ended     High        Low      Last      Volume
- -------------     ----        ---      -----     --------
   3-31-92       $26.50      $23.00    $24.50    51,126
   6-30-92        25.50       22.75     23.50    68,912
   9-30-92        28.00       23.50     27.50    20,603
  12-31-92        28.50       24.50     25.50    16,969

Holders

The Bank has authorized 3,000,000 shares of Common Stock, par value $2.50 per share. As of March 7, 1994, 1,362,748 shares were outstanding and were held by approximately 875 shareholders.

Dividends

On January 8, 1993, the Board of Directors declared a dividend of thirty-five cents per share to shareholders of record February 8, 1993. On March 18, 1993, the Board declared a dividend of thirty-five cents per share to shareholders of record April 12, 1993. On May 20, 1993, the Board declared a dividend of thirty-five cents per share to shareholders of record July 12, 1993. On September 16, 1993, the Board declared a dividend of thirty-five cents per share to shareholders of record October 8, 1993. On November 18, 1993, the Board declared a dividend of thirty-five cents per share to shareholders of record January 17, 1994.

Currently there are no existing contractual restrictions on the Bank's ability to pay dividends.

The Bank's policy is that dividends shall be paid only out of current period income. The future dividend policy of the Bank is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings and capital needs in conjunction with total liability growth.

The Bank has paid a dividend on a semi-annual basis since 1985 as is reflected in the following chart. Quarterly payments began in January 1993.

                     History of Dividend Payout
                     --------------------------
                                                     Total
                                                     -----
              Paid              Paid                 Annual
              ----              ----                 ------
      Year  February           August                Payout
      ----  --------           ------                ------
      1985    $0.10             $0.10                $86,722.70
      1986    $0.10             $0.20               $148,685.60
      1987    $0.20             $0.20               $208,872.40
      1988    $0.20             $0.30               $265,671.80
      1989    $0.30             $0.30               $357,012.00
      1990    $0.30             $0.45               $911,567.70
      1991    $0.45             $0.55             $1,260,610.95
      1992    $0.55             $0.55             $1,430,162.70

                                                     Total
                                                     -----
              Paid     Paid     Paid     Paid        Annual
              ----     ----     ----     ----        ------
            February   April    July    October      Payout
            --------   -----    ----    -------      ------
      1993    $0.35    $0.35    $0.35    $0.35    $1,871,232.65
      1994    $0.35                                 $479,539.15

  ITEM 6.  SELECTED FINANCIAL DATA


Summary of Earnings                               1993         1992           1991           1990          1989         1988
- -----------------------------------------------------------------------------------------------------------------------------
  Interest Income                                $23,501     $23,865          $25,397       $25,833       $22,693     $18,573
  Interest Expense                                 6,418       8,101           12,251        13,499        11,300       9,205
- -----------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                           17,083      15,764           13,146        12,334        11,393       9,368
  Provision for Loan Losses                        2,833       2,215              875           360           310         330
    Net Interest Income after
       Provision for Loan Losses                  14,250      13,549           12,271        11,974        11,083       9,038
  Non-Interest Income                              5,150       3,895            2,518         2,240         1,600       1,255
  Non-Interest Expense                            13,515      11,808           10,312         9,497         8,044       6,522
- -----------------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                       5,885       5,636            4,477         4,717         4,639       3,771
    Income Taxes                                   1,644       1,555            1,261         1,352         1,393       1,055
- -----------------------------------------------------------------------------------------------------------------------------
  Net Income                                      $4,241      $4,081           $3,216        $3,365        $3,246      $2,716
  Per Share:
    Average Number of Shares Outstanding,
    Weighted (000's)                               1,383       1,329            1,307         1,290         1,267       1,122
  Net Income                                       $3.07       $3.07            $2.46         $2.61         $2.56       $2.42
  Dividend                                         $1.40       $1.10            $1.00         $0.75         $0.30       $0.25
  Book Value Per Share at December 31             $25.53      $21.69           $19.76        $18.30        $16.29      $13.88
- -----------------------------------------------------------------------------------------------------------------------------
  Balance Sheet Averages (000's)
- -----------------------------------------------------------------------------------------------------------------------------
  Total Assets                                  $377,611    $347,533         $308,923      $273,242      $229,544    $216,994
  Net Loans                                      218,779     206,310          168,909       156,207       126,748      96,566
  Deposits                                       343,847     317,611          281,319       249,481       208,807     197,257
  Securities Sold Under Repurchase Agreements      1,398       1,354                1           659         1,013       4,716
  Total Deposits and Securities Sold Under
    Repurchase Agreements                        345,246     318,965          281,320       250,140       209,820     201,973
  Shareholders' Equity                            30,177      26,784           23,735        20,893        17,896      13,064
- -----------------------------------------------------------------------------------------------------------------------------
  Trust Assets at Year-end (000's) Cost         $377,195    $345,213         $364,972      $212,567      $187,377    $136,097
                                  Market         480,947     431,994          460,583       271,520       250,136     173,311
- -----------------------------------------------------------------------------------------------------------------------------

  Selected Ratios
    Return on Average Assets                        1.12%       1.17%            1.04%         1.23%         1.41%       1.25%
    Return on Average Equity                       14.05% (1)  15.24%           13.55%        16.11%        18.14%      20.79%
    Loan to Deposit (Average Balances)             63.63%      64.96%           60.04%        62.61%        60.70%      48.95%
    Average Daily Prime Rate                        6.00%       6.25%            8.46%        10.01%        10.87%       9.31%
    Per Share Dividend to Earnings Per Share       45.60%      35.83%           40.65%        28.74%        11.72%      10.33%
    Average Equity to Average Total Assets          7.99%       7.71%            7.68%         7.65%         7.80%       6.02%
- -----------------------------------------------------------------------------------------------------------------------------

(1)   Does not reflect unrealized gain on securities per SFAS 115.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital

During 1993, the Bank's capital net of dividends paid increased by $5,885,944 or 20.71%, compared to an increase of $3,233,279 or 12.83% in 1992, and an increase of $2,794,593 or 12.48% in 1991. Sources of additional capital in each of the periods were retained earnings, exercise of stock options and purchases of new stock by the Bank's profit sharing plan. Additionally, in 1993, $2,776,280 of the increase is unrealized gains on securities available for sale, net, as a result of the Bank's adoption of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. The Consolidated Statement of Changes in Shareholders' Equity in the financial statements reflects the detailed changes.

It is the intention of the Bank to continue capital augmentation through earnings retention net of dividends in future years.

Liquidity

Historically, the Bank's balance sheet has shown a high degree of liquidity. The following table shows balance sheet proportions for the years ending December 31, 1993, December 31, 1992 and December 31, 1991:

AVERAGE BALANCE SHEET

                                        12/31/93          12/31/92             12/31/91
                                        --------          --------             --------
ASSETS
Cash & Due From Banks     $25,653        6.79%       $21,383       6.15%      $17,299       5.60%
Investment Securities      73,028       19.34%        70,134      20.18%       66,201      21.43%
Fed Funds Sold             35,212        9.32%        25,950       7.47%       27,283       8.83%
Loans                     224,016       59.32%       211,204      60.77%      180,647      58.48%
Premises & Equipment       14,792        3.92%        14,611       4.20%       13,321       4.31%
Other Assets                4,910        1.30%         4,251       1.22%        4,172       1.35%
                          -------      -------       -------     -------      -------     -------
  TOTAL ASSETS           $377,611      100.00%      $347,533     100.00%     $308,923     100.00%
                         ========      =======      ========     =======     ========     =======
LIABILITIES
Demand Deposits           $50,135       13.28%       $40,712      11.71%      $35,227      11.40%
Savings & Now              76,649       20.30%        67,141      19.32%       55,408      17.94%
Money Funds               193,474       51.24%       177,367      51.04%      150,012      48.56%
Time Deposits              23,589        6.25%        32,392       9.32%       40,673      13.17%
                          -------      -------       -------     -------      -------     -------
  Total Deposits         $343,847       91.06%      $317,612      91.39%     $281,320      91.06%
Other Borrowings            1,398        0.37%         1,354       0.39%        1,181       0.38%
Other Liabilities           2,189        0.58%         1,783       0.51%        2,687       0.87%
                          -------      -------       -------     -------      -------     -------
  TOTAL LIABILITIES      $347,434       92.01%      $320,749      92.29%     $285,188      92.32%
SHAREHOLDERS' EQUITY       30,177        7.99%        26,784       7.71%       23,735       7.68%
                          -------      -------       -------     -------      -------     -------
  TOTAL LIABILITIES
    AND EQUITY           $377,611      100.00%      $347,533     100.00%     $308,923     100.00%
                         ========      =======      ========     =======     ========     =======

Totals may not add due to rounding.

Bank assets containing a high degree of liquidity are Cash & Due from Banks, Investment Securities and Federal Funds sold. In 1993, those assets comprised 35.45% of the Bank's assets compared to 33.80% in 1992 and 35.46% in 1991.

A principal source of liquidity is new deposit generation. In the following table, loans include bankers' acceptances. Growth rates for the last three years are shown in the following table:

                                 1993                   1992                   1991
Net Average Loans               $224,016              $211,204              $180,647
Annual Growth Rate, Loans          6.07%                16.91%                12.49%
Average Deposits                $343,847              $317,612              $281,320
Annual Growth Rate, Deposits       8.26%                12.90%                12.76%
Loan to Deposit Ratio
  Average Balance                 65.15%                66.50%                64.21%


The investment portfolio is another source of liquidity. While a portion of the portfolio is intended to be a long term investment, a portion is invested in short-term obligations pending re-employment of these funds in the loan portfolio or for deposit withdrawals. As of December 31, 1993, bonds totaling $60,894,270 mature within one year. Additionally, at December 31, 1993, the Bank owned bankers' acceptances totaling $5,450,193 which mature within 180 days. The securities in the portfolio are freely marketable.

Other internal sources of liquidity are the retention of earnings and cash flow generated in the loan portfolio.

External sources of liquidity include borrowings available to the Bank. As of December 31, 1993, the Bank has two lines of credit available totaling $10,000,000 of which $5,000,000 is on an "as available" basis. An additional $5,000,000 is committed to June 30, 1994, and on which commitment fees have been paid.

Results of Operations

Average deposits and other borrowings increased $26.3 million or 8.24% from December 31, 1992 to December 31, 1993 compared to an increase of $36.5 million or 12.91% from December 31, 1991 to December 31, 1992. The increase was in all deposit categories except time deposits with the largest increase in demand deposits, 23.15%. Time deposits decreased $8.8 million, or 27.18%. In the same period, average loans, net of bankers' acceptances, increased by $12.5 million, or 6.04%. The loan to deposit ratio including bankers' acceptances decreased to 65.15% on an average balance basis for the period ending December 31, 1993 from 66.50% for the period ending December 31, 1992. On an average basis, the investment portfolio increased by $2.9 million, or 4.13%, to $73.0 million in 1993. Federal funds sold and bankers' acceptances were used as alternative short-term investment vehicles.

Total average assets increased by 8.65%, or $30.1 million, to $378 million for the year ending December 31, 1993. This compares to a growth rate of 12.50 in 1992, 13.06% in 1991, 19.04% in 1990, 5.78% in 1989, 23.23% in 1988, 37.0% in
1987, 26.0% in 1986, 31.7% in 1985 and 31.2% in 1984.  Total actual assets at
December 31, 1993 were $406 million, an increase of 8.76% over 1992.

Daily average balances are expressed in thousands of dollars.

                                 Distribution of Daily Average Assets
                                 ------------------------------------
                                  1993                  1992
                                  ----                  ----
ASSETS                       Amount     Percent    Amount     Percent
- ------                       ------     -------    ------     -------
Cash and Due From Banks     $25,653       6.79%   $21,383       6.15%
Investment Securities
  Taxable                    37,634       9.97%    36,714      10.56%
  Non-Taxable                35,394       9.37%    33,420       9.62%
Federal Funds Sold           35,212       9.32%    25,950       7.47%
Bankers Acceptances           5,238       1.39%     4,893       1.41%
Loans, net                  218,778      57.94%   206,311      59.36%
Premises & Equipment, net    14,792       3.92%    14,611       4.20%
Other Assets                  4,910       1.30%     4,251       1.22%
                           --------     -------  --------     -------
  Total Assets             $377,611     100.00%  $347,533     100.00%
                           ========     =======  ========     =======

Totals may not add due to rounding.

The distribution of daily average liabilities and shareholders' equity in the following chart shows some changes. As a percentage of total average liabilities and shareholders' equity, at December 31, 1993, savings and NOW accounts increased from 19.32% to 20.30% of total liabilities. Money funds increased from 51.04% to 51.24%. Time deposits decreased from 9.32% to 6.25%. Shareholders' Equity increased from 7.71% to 7.99%.

                           Distribution of Daily Average Liabilities
                           -----------------------------------------
                                 1993                  1992
                                 ----                  ----
LIABILITIES AND              Amount     Percent    Amount     Percent
- ---------------              ------     -------    ------     -------
SHAREHOLDERS' EQUITY
- --------------------
Deposits:
  Demand                    $50,135      13.28%   $40,712      11.71%
  Savings and NOW            76,649      20.30%    67,141      19.32%
  Money Funds               193,474      51.24%   177,367      51.04%
  Time                       23,589       6.25%    32,392       9.32%
Other Borrowed Funds          1,398       0.37%     1,354       0.39%
Other Liabilities             2,189       0.58%     1,783       0.51%
Shareholder's Equity         30,177       7.99%    26,784       7.71%
                           --------     -------  --------    --------
Total Liabilities &
Shareholders' Equity       $377,611     100.00%  $347,533     100.00%
                           ========     =======  ========     =======

Totals may not add due to rounding.

Maturity Distribution of Time Certificates of Deposit Greater than $100,000 as of December 31, 1993

         Three Months or Less                    $13,455

         Three to Six Months                       1,817

         Six to Twelve Months                      1,500

         More than Twelve Months                    -0-
                                                 -------
           Total                                 $16,772
                                                 =======

All of the Bank's deposits are domestic deposits. At December 31, 1993, deposits of all related parties totaled $2,799,223, or 8.88% of capital.

In the Bank's thirteenth full year of operations, net income totaled $4,241,412 compared to $4,081,170 in 1992, and $3,216,151 in 1991. Comparable per weighted share earnings were $3.07, $3.07, and $2.46 at December 31, 1993, 1992, and 1991 respectively. Book values per common share were $25.53, $21.69, and $19.76 for the respective periods.

The primary source of the Bank's earnings is net interest income which represents the difference between interest earned on loans and investments and interest paid on deposits and short-term borrowings. In 1993, net interest income on a taxable equivalent basis was $18,355,000, an increase of 7.94% over the $17,005,000 reported in 1992. This compares to an 18.23% increase over the $14,383,000 reported in 1991.

Net interest margin decreased by two basis points to 5.46% for the year ending December 31, 1993. Net interest margin was 5.48% in 1992 and 5.21% in 1991.

A more detailed discussion of the components of income and expense follows and should be read in conjunction with the accompanying schedules, the Selected Financial Data, the Consolidated Statements of Income and Notes to Consolidated Financial Statements included in this report.

                (Balance of this page intentionally left blank)

  SUMMARY OF EARNINGS
                                                           1993        1992           1991         1990           1989
                                                           ----        ----           ----         ----           ----
  Interest Income                                      $23,501,138  $23,865,369    $25,396,996   $25,832,373   $22,692,622
  Interest Expense                                       6,417,806    8,100,810     12,251,246    13,498,650    11,299,716
                                                       -----------  -----------    -----------   -----------   -----------
    Net Interest Income                                 17,083,332   15,764,559     13,145,750    12,333,723    11,392,906

  Provision for Loan Losses                              2,832,799    2,215,233        875,000       360,000       310,000
                                                       -----------  -----------    -----------   -----------   -----------
    Net Interest Income After
    Provision for Loan Losses                           14,250,533   13,549,326     12,270,750    11,973,723    11,082,906

  Non-Interest Income                                    5,150,117    3,894,502      2,518,030     2,240,042     1,599,743
  Non-Interest Expense                                  13,515,238   11,807,658     10,311,629     9,496,669     8,043,866
                                                       -----------  -----------    -----------   -----------   -----------

  INCOME BEFORE TAXES                                    5,885,412    5,636,170      4,477,151     4,717,096     4,638,783
    Income Taxes                                         1,644,000    1,555,000      1,261,000     1,352,000     1,393,000
                                                       -----------  -----------    -----------   -----------   -----------
  NET INCOME                                            $4,241,412   $4,081,170     $3,216,151    $3,365,096    $3,245,783
                                                       ===========   ==========    ===========   ===========   ===========
  Per Share: (Restated to reflect two-for-one
   split in  November 1989.)

    Average Number of
    Shares Outstanding                                   1,382,931    1,329,474      1,307,896     1,289,068     1,267,354
  Net Income                                                 $3.07        $3.07          $2.46         $2.61         $2.56

  Book Value Per Share at December 31                       $25.53       $21.69         $19.76        $18.30        $16.29

                    INTEREST RATES AND NET INTEREST DIFFERENTIAL
                                         THREE YEARS, 1991 - 1993
The following is an analysis of net interest income and margin. Balances are expressed in thousands of dollars.

                                                 1993                             1992                         1991
                                         ------------------    --------------------------------------  -----------------------
                                         Average    Income/    Yield/   Average   Income/     Yield/  Average Income/   Yield/
                                         -------    -------    -------  -------   --------    ------- ------- -------  -------
                                         Balance    Expense    Rate %   Balance   Expense     Rate %  Balance Expense   Rate %
                                         -------    -------    -------  -------   --------    ------- ------- -------  -------
ASSETS
Investment Securities:
  Taxable                                $37,634     $2,468     6.56%   $36,714    $2,751    7.49%    $34,938  $2,883     8.25%
  Non-Taxable*                            35,394      3,761    10.63%    33,420     3,634   10.87%     31,263   3,490    11.16%
Federal Funds Sold                        35,212      1,024     2.91%    25,950       872    3.36%     27,283   1,497     5.49%
Loans-Interest & Fees                    227,959     17,527     7.69%   214,001    17,844    8.34%    182,644  18,713    10.25%
                                        --------    -------            --------   -------            -------- -------
 Total Earning Assets                    336,199    $24,780     7.37%  $310,085   $25,101    8.09%   $276,128 $26,583     9.63%

Cash & Due From Banks                    $25,653                        $21,383                       $17,299
Premises & Equipment                      14,792                         14,611                        13,321
Other Assets                                 967                          1,454                         2,175
                                        --------                       --------                      --------
  Total Assets                          $377,611                       $347,533                      $308,923
                                        ========                       ========                      ========
LIABILITIES & SHAREHOLDERS' EQUITY

Deposits & Borrowings
  Demand                                 $50,135          0     0.00%   $40,712         0    0.00%    $35,227       0     0.00%
  Savings & Now                           76,649        865     1.13%    67,141     1,233    1.84%     55,408   1,977     3.57%
  Money Funds                            193,474      4,831     2.50%   177,367     5,579    3.15%    150,012   7,746     5.16%
  Time                                    23,589        677     2.87%    32,392     1,240    3.83%     40,673   2,409     5.92%
  Other Borrowed Funds                     1,398         44     3.15%     1,354        44    3.25%      1,181      68     5.76%
                                        -------      ------            --------    ------            --------  -------
Total Deposits & Borrowings             $345,245     $6,417     1.86%  $318,966    $8,096    2.54%   $282,501 $12,200     4.32%

Other Liabilities                         $2,189                         $1,783                        $2,687
Shareholders' Equity                      30,177                         26,784                        23,735
                                        -------                        --------                      --------
  TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                  $377,611                       $347,533                      $308,923
                                        ========                       =========                     ========
Interest and Loan Fee Income                        $24,780     7.37%             $25,101    8.09%            $26,583     9.63%
Interest Expense**                                    6,417     1.91%               8,096    2.61%             12,200     4.42%
                                                    -------     -----             -------    -----            -------    ------
NET INTEREST INCOME AND MARGIN                      $18,363     5.46%             $17,005    5.48%            $14,383     5.21%
                                                    =======     =====             =======    =====            =======     =====

*Interest income is calculated on a fully taxable equivalent basis using the federal statutory tax rate of 34%. The tax equivalent adjustment was $1,278,806, $1,235,555 in 1992, and $1,186,766 in 1991. **Interest on deposits as a percent of earning assets.

In the following Analysis of Changes in Interest Income and Expense, the change resulting from growth is expressed as a volume change while the change in yield is expressed as a rate change. Nonaccrual loans are included in the calculations. Income and yields are on a fully taxable equivalent basis, using the federal statutory income tax rate of 34% in 1993 and 1992.

          ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
          --------------------------------------------------

INCREASE (DECREASE)        1993 over 1992             1992 over 1991
- -------------------        --------------             --------------
IN INTEREST INCOME          Change Due To              Change Due To
- ------------------          -------------              -------------
AND INTEREST EXPENSE   Volume    Rate     Total   Volume    Rate     Total
- --------------------   ------    ----     -----   ------    ----     -----
Loans                   $1,073  ($1,390)   ($317)  $2,615  ($3,484)   ($869)
Investment Securities      247     (403)    (156)     358     (346)      12
Federal Funds Sold         269     (117)     152      (45)    (580)    (625)
                          ----    ------   -----   ------- -------- --------
  Total                 $1,589  ($1,910)   ($321)  $2,928  ($4,410) ($1,482)
                        ======  ========   ======  =======  ======= ========
Savings and NOW
  Deposits                $107    ($475)   ($368)    $215    ($959)   ($744)
Money Fund Deposits        402   (1,150)    (748)     860   (3,027)  (2,167)
Time Deposits             (253)    (310)    (563)    (317)    (852)  (1,169)
Other Borrowings             1       (1)       0        7      (31)     (24)
                          -----   ------   ------    ----- -------- --------
  Total                   $257  ($1,936) ($1,679)    $765  ($4,869) ($4,104)
                        ======  ========   ======  =======  ======= ========


Interest Rates and Interest Differentials

The primary source of the Bank's earnings is the net interest income, or interest differential, which represents the difference between interest earned on loans and investments and interest paid on deposits and short term Borrowings. In 1993, net interest income on a taxable equivalent basis was $18,363,000, an increase of 7.99% over the $17,005,000 net interest income in 1992. This compares to a 18.23% increase in 1992 over net interest income of $14,383,000 in 1991.

Net interest margin decreased two basis points from 5.48% in 1992 to 5.46% in 1993.

Interest income on a taxable equivalent basis decreased from $25,101,000 in 1992 to $24,780,000 in 1993, which represents a 1.28% decrease. Interest income in 1992 had decreased 5.57% over interest income in 1991, which was $26,583,000. The decrease in 1993 was attributable to a decrease in yield from 8.09% to 7.37%. The decrease in 1992 was also attributable to a decrease in yield from 9.63% to 8.09%. Overall, average rates earned on total earning assets decreased by seventy two basis points. A factor in this decrease was the decrease in the average daily prime rate from 6.25% to 6.00% in 1993. Interest expense on deposits and borrowed money decreased by $1,679,000, or 20.74% in 1993, as compared to a decrease of $4,104,000, or 33.64%, in 1992.
Average balances of interest-bearing liabilities increased by 8.24% in 1993, as compared to a 12.91% increase in 1992. The average rate paid on interest bearing liabilities decreased by sixty eight basis points from 2.54% in 1992 to 1.86% in 1993. In 1991, the average rate paid on interest-bearing liabilities was 4.32%.

Demand deposits increased $9,423,000, or 23.15% in 1993 compared to an increase of $5,485,000 or 15.57% in 1992 over 1991. The Bank's demand deposits are held totally by corporate depositors doing business with the Bank.

Non-Interest Revenue

The following table reflects the components on total income after provision for loan losses in thousands for the years ending December 31, 1993, 1992 and 1991.

                                % of             % of              % of
                                ----             ----              ----
                       1993     Total     1992    Total    1991    Total
                       ----     -----     ----    -----    ----    -----
                                Income            Income            Income
                                ------            ------            ------
Total Income After
  Provision for
  Loan Losses         $14,251   73.45%  $13,549   77.68%  $12,271   82.97%
Fiduciary Income        2,427   12.51%    2,046   11.73%    1,556   10.52%
Service Charges           510    2.63%      510    2.92%      477    3.23%
Other Income            2,214   11.41%    1,338    7.67%      485    3.28%
                      -------  -------  -------  -------  -------  -------
  Total Income        $19,402  100.00%  $17,443  100.00%  $14,789  100.00%
                      =======  =======  =======  =======  =======  =======


The following table reflects the components of non-interest income in thousands and the percentage change for the years 1993, 1992, and 1991.

                                                 Percentage Increase
                                                 -------------------
                                                     1993     1992
                                                     ----     ----
                                                     Over     Over
                                                     ----     ----
                            1993     1992     1991   1992     1991
                            ----     ----     ----   ----     ----
Service Charges             $510     $510     $477    0.00%    6.92%
Trust and Fiduciary
  Fees                     2,427    2,046    1,556   18.62%   31.49%
Other Income               2,214    1,338      485   65.47%  175.88%
                          ------   ------   ------
  Total                   $5,151   $3,894   $2,518   32.28%   54.65%
                          ======   ======   ======

Trust and fiduciary fees accounted for 47.12% of non-interest revenues in 1993 compared to 52.54% in 1992 and increased $381,000 or 18.62% in 1993. The market value of trust assets, upon which those fees are based, was $481 million at year end. Service charges on deposit accounts remained the same at $510,000. Other income is derived from safe deposit rentals, traveler's cheque commissions, miscellaneous fees for other bank services and gain on sale of securities. The Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified the entire portfolio as available for sale. As a part of that restructuring, all government securities having a maturity greater than five years were sold producing a gain of $1,646,300.

Following a change in investment policy in the second quarter of 1992, the entire U. S. Government portfolio was sold, producing a net long term capital gain of $790,000. Other income increased by 65.47%, or $876,000 in 1993. Other income increased by 175.88% to $1,338,000 in 1992.


Non-Interest Expense

 The following table reflects the components of non-interest expense in thousands and the percentage change for the years 1993, 1992, and 1991.

                                                         Percentage
                                                         ----------
                                                          Increase
                                                          --------
                                                       1993    1992
                                                       ----    ----
                                                       Over    Over
                                                       ----    ----
                              1993     1992     1991   1992    1991
                              ----     ----     ----   ----    ----
Salaries and Benefits       $8,396   $7,253   $6,525   15.76%  11.16%
Occupancy Expense            1,235    1,087      968   13.62%  12.29%
FDIC and OCC Assessments       861      778      613   10.67%  26.92%
Data Processing                239      291      272  -17.87%   6.99%
Outside services               218       71       77  207.04%  -7.79%
Marketing                      381      290      254   31.38%  14.17%
Stationery & Supplies          418      365      287   14.52%  27.18%
Telephone & Postage            348      329      289    5.78%  13.84%
Other Expense                1,419    1,348    1,035    5.27%  30.24%
                           -------  -------  -------
  Total                    $13,515  $11,812  $10,320   14.42%  14.46%
                           =======  =======  =======

Non-interest expense increased $1,703,000 or 14.42% in 1993 over 1992. This compares to a 14.46% increase in 1992.

Salaries and employee benefits increased 15.76% over 1992 compared to a 11.16% increase in 1992 over 1991. The increases were due to pay increases and to staff increases that were necessary to service the substantial increases in deposits and earning assets. Average full-time equivalent staff in 1993 was
134.6 compared to 120.7 in 1992, an increase of 11.52%. Occupancy expense increased $148,000, or 13.62%, in 1993, compared to an increase of 12.29% in 1992. Marketing expense increased by 31.38% in 1993 over 1992 compared to an increase of 14.17% in 1992. The category of non-interest expense which increased by the largest percentage was outside services which increased $147,000 or 207.04% in 1993 over 1992 compared to a decrease of $6,000, or 7.79% in 1992 over 1991. This was caused by the employment of the Secura Group to assist in regulatory matters. Increases in all categories of other expense are attributed primarily to the Bank's growth in 1993 and 1992.

Loan Portfolio

The Bank's loan portfolio is primarily composed of commercial and industrial loans with adjustable or floating interest rates. Adjustable rate loans comprise approximately 93% of the portfolio, a factor that is critical to maintaining a favorable spread between yields on earning assets and rates paid on interest-bearing liabilities. All loans are domestic. There are no loan concentrations which exceed 10% of outstanding loans.

Maturity Distribution and Rate Sensitivity Analysis

The following table shows the maturity distribution of loans on an average balance basis for 1993, 1992, 1991, 1990 and 1989 (in thousands of dollars).

                          One Year    One to    Over
                          --------    ------    ----
                           Or Less   5 Years   5 years    Total
                           -------   -------   -------    -----
1993
Commercial & Industrial     $86,605    $7,809       $0    $94,414
Bankers' Acceptances          5,238         0        0      5,238
Real Estate                 120,010         0        0    120,010
Consumer                      6,997     1,282       18      8,297
                           --------    ------      ---   --------
  Total Loans              $218,850    $9,091      $18   $227,959
                           ========    ======      ===   ========

1992
Commercial & Industrial     $82,944    $6,953       $0    $89,897
Bankers' Acceptances          4,893         0        0      4,893
Real Estate                 113,749         0        0    113,749
Consumer                      3,568     1,894        0      5,462
                           --------    ------      ---   --------
  Total Loans              $205,154    $8,847       $0   $214,001
                           ========    ======      ===   ========

1991
Commercial & Industrial     $84,223    $3,360       $0    $87,583
Bankers' Acceptances         11,738         0        0     11,738
Real Estate                  80,506         0        0     80,506
Consumer                        632     2,185        0      2,817
                           --------    ------      ---   --------
  Total Loans              $177,099    $5,545       $0   $182,644
                           ========    ======      ===   ========
1990
Commercial & Industrial     $86,243    $2,831       $0    $89,074
Bankers' Acceptances          9,170         0        0      9,170
Real Estate                  70,612         0        0     70,612
Consumer                      2,816     1,873        0      4,689
                           --------    ------      ---   --------
  Total Loans              $168,841    $4,704       $0   $173,545
                           ========    ======      ===   ========

1989
Commercial & Industrial     $83,130    $1,373   $2,063    $86,566
Bankers' Acceptances          3,961         0        0      3,961
Real Estate                  57,400         0        0     57,400
Consumer                        624     1,390        0      2,014
                           --------    ------   ------   --------
  Total Loans              $145,115    $2,763   $2,063   $149,941
                           ========    ======   ======   ========

Loan Portfolio Distribution By Type

The following table shows the composition of the Bank's loan portfolio (in thousands of dollars) by type of loan at the dates indicated.

    Loan Distribution By Type
    -------------------------
                                           December 31
                                           -----------
                              1993     1992     1991     1990     1989
                              ----     ----     ----     ----     ----
    Commercial & Industrial  $94,623  $97,601  $95,735  $89,871  $84,475
    Bankers' Acceptances       5,450    1,983   15,115    9,170    3,961
    Real Estate Construction   5,116   17,339    7,315    6,310    6,759
    Real Estate Mortgage     112,878  107,549   85,078   34,074   29,564
    Consumer Installment       5,045    5,744    5,482   34,120   25,182
                            -------- -------- -------- -------- --------
      Total                 $223,112 $230,216 $208,725 $173,545 $149,941
    Less: Reserve for Loan
      Losses                  (5,690)  (3,682)  (1,828)  (1,724)  (1,790)
                            -------- -------- -------- -------- --------
      Net Loans             $217,422 $226,534 $206,897 $171,821 $148,151
                            ======== ======== ======== ======== ========


Loss Provision and Allowance for Possible Loan Losses

The allowance for possible loan losses, which provides for the risk of losses inherent in the credit extension process, is increased by the provision for possible loan losses charged to expense and decreased by the amount of charge-offs net of recoveries. There is no precise method of predicting specific losses or amounts that ultimately may be charged off on particular segments of the loan portfolio, especially in light of the current economic environment. The conclusion that a loan may become uncollectible, in whole or in part, and be charged off against the allowance, is a matter of judgment. Similarly, the adequacy of the allowance for possible loan losses and the level of the related provision for possible loan losses can be determined only on a judgmental basis, after full review, including consideration of the following: economic conditions, borrowers' financial condition, evaluation of industry trends, loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, continuing evaluation of the performing loan portfolio, monthly review and evaluation of potential problem loans identified as having loss potential, and bi-monthly review by the Board of Directors.

The Bank has established an Allowance for Loan Losses to insure that it meets statutory and regulatory requirements. This policy provides for a systematic and consistent approach to provide an adequate Allowance that is sufficient to absorb all loan and lease losses.

The Bank provided $2,832,799 as an addition to the allowance for possible loan losses in 1993. In 1992, the provision was $2,215,233 and in 1991, $875,000.
At December 31, 1993, the allowance for loan losses was $5,690,341 or 2.61% of loans, net of banker's acceptances, compared to $3,682,064, or 1.61% of loans at December 31, 1992, and $1,828,025, or .94% of loans at December 31, 1991. Net losses in 1993 were $824,522, compared to net losses of $361,194 in 1992 and net losses of $770,996 in 1991.

The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 1993, 1992, 1991, 1990 and 1989.


- ---------------------------------------------------------------------------
Allowance for Loan Losses
(Dollars in Thousands)
- ---------------------------------------------------------------------------
                                 1993   1992    1991    1990      1989
                                 ----   ----    ----    ----      ----
Balance, January 1              $3,682 $1,828  $1,724   $1,790    $1,461
Charge-offs by Loan Category:
  Commercial                       685    160     877      438         6
  Real Estate Mortgage             119     85       0        0         0
  Real Estate Construction           0      0       0        0         0
  Consumer                          12    119       7        5         3
  Other                             18      0       0        0        59
- ---------------------------------------------------------------------------
    Total Charge-offs             $834   $364    $884     $443       $68
- ---------------------------------------------------------------------------
Recoveries by Loan Category:
  Commercial                         5      0     112       11        52
  Real Estate Mortgage               0      0       0        0         0
  Real Estate Construction           0      0       0        0         0
  Consumer                           4      3       1        6        35
  Other                              0      0       0        0         0
- ---------------------------------------------------------------------------
    Total Recoveries                $9     $3    $113      $17       $87
- ---------------------------------------------------------------------------
Net Charge-offs                   $825   $361    $771     $426      ($19)
- ---------------------------------------------------------------------------
Provision Charged to Expense    $2,833 $2,215    $875     $360      $310
- ---------------------------------------------------------------------------
Balance, December 31            $5,690 $3,682  $1,828   $1,724    $1,790
===========================================================================
Ratios:
Charge-offs to
  Average Loans                   0.37%  0.17%   0.40%    0.27%    -0.01%
Allowance to total loans
  At the End of the Year          2.61%  1.61%   0.94%    1.05%     1.23%
Allowance to Nonperforming
  loans at the end of the year  141.19% 91.68% 315.72% 5224.24% 13769.00%
===========================================================================

Based upon an evaluation of individual credits, historical credit loss experienced by loan type and economic conditions, management has allocated the allowance for loan losses at December 31, 1993, 1992, 1991, and 1990. This method was not employed in 1989.


- ---------------------------------------------------------------------------
Allocation of the Allowance for Loan Losses
(Dollars in Thousands)
- ---------------------------------------------------------------------------
                                Amount of Allowance at December 31,
                             1993     1992     1991     1990     1989
                             ----     ----     ----     ----     ----
Commercial                     $567     $551     $530      229    N/A
Real Estate Construction          0       11       92        2    N/A
Real Estate Mortgage          1,464    1,124      412      191    N/A
Consumer                         52      184       76      109    N/A
Leases                            0        0        0        0    N/A
Non-Classified                  783    1,270      612      537    N/A
Unallocated                   2,824      542      106      656    N/A
- ---------------------------------------------------------------------------
  Total                      $5,690   $3,682   $1,828   $1,724   $1,790
===========================================================================


- ---------------------------------------------------------------------------
Percent of Loans in Each Category to Total Loans
- ----------------------------------------------------------------------------
                                           December 31,
                                           ------------
                             1993     1992     1991     1990     1989
                             ----     ----     ----     ----     ----
Commercial                    38.33%   37.80%   45.00%   54.00%   56.34%
Real Estate Construction       2.35%    4.90%    3.60%     N/A      N/A
Real Estate Mortgage          51.86%   50.00%   47.40%   42.50%   38.47%
Consumer                       2.32%    2.40%    2.70%    2.80%    2.55%
Leases                         3.00%    2.30%    0.50%    0.00%    0.00%
Other                          2.14%    2.60%    0.80%    0.70%    2.64%
- ---------------------------------------------------------------------------
 Total                       100.00%  100.00%  100.00%  100.00%  100.00%
===========================================================================

Non-Performing Loans

Loans for which the accrual of interest has been suspended, other loans with principal or interest contractually past due 90 days or more, or restructured loans are set forth in the following table:


- ---------------------------------------------------------------------------
Non-Performing Loans
(Dollars in Thousands)
- ---------------------------------------------------------------------------
                                         December 31,
                                         ------------
                             1993     1992     1991     1990     1989
                             ----     ----     ----     ----     ----
Loans Accounted for on a
  Nonaccrual Basis           $3,814   $4,015     $579      $33      $13
Other Loans with principal or
  Interest contractually          0        0        0        0        0
  Past Due 90 Days or More
Restructured Loans                0        0        0        0        0
- ---------------------------------------------------------------------------
  Total                      $3,814   $4,015     $579      $33      $13
===========================================================================

Nonaccrual loans totaled $3,814,202 as of December 31, 1993 compared to $4,015,744 as of December 31, 1992, a decrease of 5.02%. Nonaccrual loans totaled $578,725 in 1991. The substantial increase in 1992 was due to local economic conditions and the depressed real estate market. Net income not realized as a result of the nonaccrual status totaled $321,239 in 1993, $108,442 in 1992, and $12,253 in 1991. It is the Bank's policy to place loans on nonaccrual at ninety days delinquency or when it is identified as a potential collection problem.

Other Real Estate Owned

As of December 31, 1993, the Bank owned two parcels of other real estate totaling $1,540,522 compared to three parcels totaling $1,111,805 at December 31, 1992, a decrease of 38.56%. Other real estate owned at December 31, 1991 totaled $238,743. Expenses associated with other real estate totaled $44,364 in 1993 and $54,674 in 1992. Comparable information is not available for 1991. In 1993, two parcels were sold at a loss of $30,115.

Prior to recording a foreclosure, the Bank provides for any expected loss in its allowance for loan losses. At the time of foreclosure, any difference between the loan balance and the fair value is charged to the allowance for loan losses. Foreclosed property is recorded at the lower of its cost basis or fair value, less estimated selling costs. Any subsequent decline in value is charged directly to the income statement via the valuation allowance.

Investment Portfolio

The book value of the Bank's investment portfolio increased by $36,400,916 or 50.74% to $108,144,955 at December 31, 1993. This compares to a decrease of
$1,910,000 in 1992.    The decrease in 1992 was due to increased loan demand.
The increase in 1993 was caused by the high degree of liquidity afforded by deposit inflows. As of December 31, 1993, the Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified the entire portfolio as available for sale. As a part of that restructuring, U. S. Agency obligations having maturities greater than five years were sold. Sales proceeds of $23,624,531 were received and gross gains of $1,712,799 and gross losses of $80,000 were realized. The Bank also received proceeds of $5,238,500 and recognized gross gains of $13,500 as a result of maturities or calls of investment securities in 1993. During 1992, proceeds of $35,453,000 were received and gross gains of $879,789 and gross losses of $43,446 were realized upon the sale of the Bank's U. S. Treasury and Agency security portfolios. The proceeds were re-invested in U. S. Agency securities with maturities of five to ten years. At December 31, 1993, the investment portfolio contained $4,705,560 net unrealized gain compared to $3,705,730 in net unrealized gain at December 31, 1992. The following table breaks down the Bank's investment portfolio by type, maturity and yield at December 31, 1993, 1992 and 1991.

                                       Book Value            Year-End
                                       ----------            --------
                                         (000's)              Yields
                                         -------              ------
                                1993     1992     1991         1993 (1)
                                ----     ----     ----         ----
Type and Maturity Groupings

U. S. Treasury Securities
      Within one year          $14,834       $0       $0         3.22%
      After one but within
        five years                   0        0    4,142         0.00%
                               -------   ------   ------
      Total                    $14,834       $0   $4,142         3.22%

U. S. Government Agencies
      Within one year          $44,727   $5,000  $11,579         3.21%
      After one but within
        five years               5,180        0   14,502         7.03%
      After five but within
        ten years                5,078   30,892    8,500         7.68%
                               -------  -------  -------
      Total                    $54,985  $35,892  $34,581         4.01%

State and Municipal Obligations
      Within one year           $1,167   $1,455   $1,107        11.69%
      After one  but within
        five years               6,965    6,320    6,181        10.50%
      After five but within
        ten years               16,675   12,922   10,778         9.66%
      Over ten years            13,187   14,846   16,573        10.91%
                               -------  -------  -------
      Total                    $37,994  $35,543  $34,639        10.31%

Federal Reserve Bank Stock        $331     $309     $290         6.00%
                               -------  -------  -------
Total Securities              $108,144  $71,744  $73,652         6.10%
                              ========  =======  =======

(1) Yield is computed on a tax-equivalent basis using a 34% statutory tax rate.

                             (Balance of this page is left blank intentionally.)

Summary of Quarterly Information

The following quarterly information is unaudited. However, in the opinion of management, all adjustments have been made to present fairly the results of operations for such periods.

                                            1993
                                            ----
                                       Quarter Ended
                                       -------------

                             December 31   September 30    June 30      March 31
                             -----------   ------------    -------      --------
Interest Income             $5,703,026      $5,944,964   $5,974,698     $5,878,446
Interest Expense             1,562,444       1,609,567    1,637,117      1,608,679
                            ----------      ----------   ----------     ----------
Net Interest Income          4,140,582       4,335,397    4,337,581      4,269,767

Provision for Loan Losses    1,732,799         500,000      300,000        300,000
                            ----------      ----------   ----------     ----------
Net Interest Income after
  Provision for Loan Losses  2,407,783       3,835,397    4,037,581      3,969,767

Non-Interest Income          2,547,859         893,239      863,971        845,048
Non-Interest Expense         3,574,883       3,326,599    3,311,051      3,302,699
                            ----------      ----------   ----------     ----------

Income before Income Taxes   1,380,759       1,402,037    1,590,501      1,512,116

Income Tax Provision           319,777         412,153      467,556        444,514
                            ----------      ----------   ----------     ----------
Net Income                  $1,060,982        $989,884   $1,122,945     $1,067,602
                            ==========      ==========   ==========     ==========
Earnings per Share               $0.76           $0.71        $0.81          $0.78

                                            1992
                                            ----
                                       Quarter Ended
                                       -------------

                           December 31    September 30    June 30       March 31
                           -----------    ------------   --------      ---------

Interest Income              $5,993,862    $5,883,022    $6,024,862     $5,963,617
Interest Expense              1,711,667     1,896,145     2,219,461      2,269,171
                             ----------    ----------    ----------     ----------
Net Interest Income           4,282,195     3,986,877     3,805,401      3,694,446

Provision for Loan Losses       225,000       675,000     1,015,233        300,000
                             ----------    ----------    ----------     ----------
Net Interest Income after
  Provision for Loan Losses   4,057,195     3,311,877     2,790,168      3,394,446

Non-Interest Income             885,285       752,553     1,504,033        752,626
Non-Interest Expense          3,159,464     2,865,522     2,921,357      2,865,671
                             ----------    ----------    ----------     ----------

Income before Income Taxes    1,783,016     1,198,908     1,372,844      1,281,401

Income Tax Provision            492,040       330,740       378,723        353,497
                             ----------    ----------    ----------     ----------
Net Income                   $1,290,976      $868,168      $994,121       $927,904
                             ==========    ==========    ==========     ==========
Earnings per Share                $0.97         $0.65         $0.75          $0.70

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements                               Page
- -----------------------------                               ----
Independent Auditors' Report . . . . . . . . . . . . . . . . 41

Balance Sheets - December 31, 1993
  and December 31, 1992. . . . . . . . . . . . . . . . . . . 42

Statements of Income for the Years
  ended December 31, 1993, 1992 and 1991 . . . . . . . . . . 43

Statement of Changes in Shareholders' Equity for
  Years ended December 31, 1993, 1992 and 1991 . . . . . . . 44

Statement of Cash Flows for the Years
  ended December 31, 1993, 1992 and 1991 . . . . . . . . . . 45

Notes to Financial Statements for Years
  ended December 31, 1993, 1992 and 1991 . . . . . . . . . . 46

                             [LETTERHEAD]

                          Independent Auditors'  Report


The Board of Directors
University National Bank & Trust Company:


We have audited the accompanying consolidated balance sheets of University National Bank & Trust Company and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of University National Bank & Trust Company and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 2 to the consolidated financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's
(FASB) Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31 1993.


                                                       [SIG]

January 19, 1994

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                          Consolidated Balance Sheets

                           December 31, 1993 and 1992


                          Assets                                             1993               1992
                          ------                                             ----               ----
Cash and due from banks                                                 $  27,376,337         28,320,740
Investment securities (note 2)                                            112,850,515         71,744,039
Federal funds sold                                                         29,200,000         27,600,000
Bankers' acceptances purchased                                              5,450,193          1,983,378

Loans (note 3):
    Commercial                                                            94,622,718          97,600,906
    Real estate                                                          117,993,896         124,887,610
    Consumer installment                                                    5,045,245          5,743,961
                                                                          -----------        -----------
                                                                          217,661,859        228,232,477

    Less allowance for loan losses (note 3)                                 5,690,341          3,682,064
                                                                          -----------        -----------

           Net loans                                                      211,971,518        224,550,413

Buildings, furniture and equipment, net (note 4)                           15,895,053         14,767,804
Accrued interest receivable and other assets                                3,987,499          4,989,047
                                                                          -----------        -----------

                                                                        $ 406,731,115        373,955,421
                                                                          ===========        ===========

                Liabilities and Shareholders' Equity
                ------------------------------------
Liabilities:
    Deposits:
       Demand accounts                                                  $  62,434,405         56,272,356
       NOW accounts                                                        82,700,220         82,875,126
       Savings accounts                                                     2,306,397          2,939,802
       Insured money fund accounts                                        197,742,435        176,620,146
       Time certificates of deposit, $100,000 and over
           (note 5)                                                        16,771,741         17,856,571
       Other time certificates (note 5)                                     5,249,224          6,629,376
                                                                          -----------        -----------
                   Total deposits                                         367,204,422        343,193,377
    Accrued interest payable and other liabilities
       (note 6)                                                             5,216,101          2,337,396
                                                                          -----------        -----------
                   Total liabilities                                      372,420,523        345,530,773
                                                                          -----------        -----------
Commitments and contingencies (note 10)
Shareholders' equity (notes 7, 8 and 12):
    Common stock, $2.50 par value. Authorized: 3,000,000
       shares; issued and outstanding: 1,343,952 in 1993
       and 1,310,566 in 1992                                                3,359,880          3,276,415
    Capital surplus                                                         7,750,946          7,094,925
    Unrealized gains on securities available for sale, net
       (note 1)                                                             2,776,280              -
    Retained earnings                                                      20,423,486         18,053,308
                                                                          -----------        -----------
                   Total shareholders' equity                              34,310,592         28,424,648
                                                                          -----------        -----------
                                                                        $ 406,731,115        373,955,421
                                                                          ===========        ===========


See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                       Consolidated Statements of Income

                  Years ended December 31, 1993, 1992 and 1991


                                                          1993               1992               1991
                                                          ----               ----               ----
Interest income:
    Interest on loans and bankers'
       acceptances                                    $ 17,526,793         17,843,968         18,713,463
    Interest on federal funds sold                       1,024,438            872,370          1,497,104
    Interest on investment securities:
       Nontaxable                                        2,482,155          2,750,824          2,303,507
       Taxable                                           2,467,752          2,398,207          2,882,922
                                                        ----------         ----------         ----------

                                                        23,501,138         23,865,369         25,396,996
                                                        ----------         ----------         ----------

Interest expense:
    Interest on deposits:
       Interest on NOW, savings, and
           insured money fund accounts and
           time certificates of deposit
           under $100,000                                5,864,796          7,144,152         10,409,017
       Interest on time certificates of
           deposit, $100,000 and over                      508,919            912,392          1,774,570
                                                        ----------         ----------         ----------

                                                         6,373,715          8,056,544         12,183,587

    Interest on borrowed money                              44,091             44,266             67,659
                                                        ----------         ----------         ----------

                                                         6,417,806          8,100,810         12,251,246
                                                        ----------         ----------         ----------

                   Net interest income                  17,083,332         15,764,559         13,145,750

Provision for loan losses (note 3)                       2,832,799          2,215,233            875,000
                                                        ----------         ----------         ----------

                   Net interest income after
                      provision for loan losses         14,250,533         13,549,326         12,270,750

Other operating income:
    Trust and fiduciary fees                             2,426,916          2,046,312          1,555,783
    Investment securities gain, net                      1,646,299            836,343              -
    Customer service charges                               509,544            509,878            476,973
    Other income                                           567,358            501,969            485,274
                                                        ----------         ----------         ----------

                                                        19,400,650         17,443,828         14,788,780
                                                        ----------         ----------         ----------

Other expenses:
    Salaries and employee benefits                       8,396,089          7,252,788          6,525,220
    Occupancy                                            1,235,116          1,087,260            968,055
    FDIC and OCC assessments                               861,343            777,873            612,902
    Other expenses                                       3,022,690          2,689,737          2,205,452
                                                        ----------         ----------         ----------
                                                        13,515,238         11,807,658         10,311,629
                                                        ----------         ----------         ----------

                   Income before income taxes            5,885,412          5,636,170          4,477,151

Income taxes (note 6)                                    1,644,000          1,555,000          1,261,000
                                                        ----------         ----------         ----------

                   Net income                         $  4,241,412          4,081,170          3,216,151
                                                        ==========         ==========         ==========

Net income per common share (note 1)                        $ 3.07               3.07               2.46
                                                              ====               ====               ====


See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

           Consolidated Statements of Changes in Shareholders' Equity

                  Years ended December 31, 1993, 1992 and 1991




                                          Common stock                           Unrealized
                                          ------------                            gains on
                                                                                 securities                        Total
                                                                  Capital        available        Retained      shareholders'
                                      Shares        Amount        surplus      for sale, net      earnings         equity
                                      ------        ------        -------      -------------      --------      -------------
Balances, December 31, 1990         1,223,607    $3,059,018      5,890,997            -          13,446,761       22,396,776
Issuance of common stock               51,199       127,997        577,029                            -              705,026
Tax benefits arising from
   disqualifying disposition
   of stock options (note 7)             -             -           134,027            -               -              134,027
Cash dividends ($1.00 per share)         -             -             -                -          (1,260,611)      (1,260,611)
Net income                               -             -             -                -           3,216,151        3,216,151
                                    ---------    ----------      ---------       ---------       ----------       ----------

Balances, December 31, 1991         1,274,806     3,187,015      6,602,053            -          15,402,301       25,191,369
Issuance of common stock               35,760        89,400        492,872            -               -              582,272
Cash dividends ($1.10 per share)         -             -             -                -          (1,430,163)      (1,430,163)
Net income                               -             -             -                -           4,081,170        4,081,170
                                    ---------    ----------      ---------       ---------       ----------       ----------

Balances, December 31, 1992         1,310,566     3,276,415      7,094,925            -          18,053,308       28,424,648
Issuance of common stock               33,386        83,465        590,021            -               -              673,486
Tax benefits arising from
   disqualifying disposition of
   stock options (Note 7)                -             -            66,000            -               -               66,000
Cash dividends ($1.40 per share)         -             -             -                -          (1,871,234)      (1,871,234)
Unrealized gains on securities
   available for sale, net (note 1)      -             -             -           2,776,280            -            2,776,280
Net income                               -             -             -               -            4,241,412        4,241,412
                                    ---------    ----------      ---------       ---------       ----------       ----------

Balances, December 31, 1993         1,343,952    $3,359,880      7,750,946       2,776,280       20,423,486       34,310,592
                                    =========    ==========      =========       =========       ==========       ==========





See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1993, 1992 and 1991


                                                                     1993                    1992                1991
                                                                     ----                    ----                ----
Cash flows from operating activities:
    Net income                                                  $  4,241,412               4,081,170           3,216,151
    Adjustments to reconcile net income to net
       cash provided by operating activities:
           Provision for loan losses                               2,832,799               2,215,233             875,000
           Depreciation and amortization                             709,420                 590,281             547,605
           Net amortization of investment security
                   discounts                                         181,975                 131,068              47,661
           Gain on sale or call of investment
                   securities                                     (1,646,299)               (836,343)              -
           Decrease (increase) in deferred taxes                    (691,000)               (705,000)             79,300
           Changes in other operating assets and
                   liabilities:
                      Accrued interest receivable and
                        other assets                                 (51,817)               (345,224)             48,640
                      Accrued interest payable and
                        other liabilities                          2,759,790                (349,058)            533,306
                                                                  ----------              ----------          ----------

                         Net cash provided by operating
                           activities                              8,336,280               4,782,127           5,347,663
                                                                  ----------              ----------          ----------

Cash flows from investing activities:
    Proceeds from maturities of investment
       securities                                                  1,455,000               6,685,000           7,850,000
    Proceeds from sales and calls of investment
       securities prior to maturity                               28,863,031              35,453,434               -
    Purchase of investment securities                            (65,254,623)            (39,524,395)        (17,972,904)
    Decrease in securities sold under repurchase
       agreements                                                      -                       -              (1,675,000)
    Net decrease (increase) in loans                               9,746,096             (34,983,267)        (30,006,544)
    Net decrease (increase) in bankers'
       acceptances purchased                                      (3,466,815)             13,131,315          (5,944,185)
    Capital expenditures                                          (1,836,669)             (1,250,540)         (4,122,594)
                                                                  ----------              ----------          ----------

                         Net cash used in investing
                           activities                            (30,493,980)            (20,488,453)        (51,871,227)
                                                                  ----------              ----------          ----------

Cash flows from financing activities:
    Net increase in demand deposits, NOW
       accounts, savings deposits and insured
       money fund deposits                                        26,476,027              42,801,332          59,753,218
    Net decrease in certificates of deposit                       (2,464,982)             (8,741,782)        (11,407,360)
    Cash dividends                                                (1,871,234)             (1,430,163)         (1,260,611)
    Proceeds from common stock issued                                673,486                 582,272             705,026
                                                                  ----------              ----------          ----------

                         Net cash provided by financing
                           activities                             22,813,297              33,211,659          47,790,273
                                                                  ----------              ----------          ----------

Net increase in cash and cash equivalents                            655,597              17,505,333           1,266,709

Cash and cash equivalents, beginning of year                      55,920,740              38,415,407          37,148,698
                                                                  ----------              ----------          ----------

Cash and cash equivalents, end of year                          $ 56,576,337              55,920,740          38,415,407
                                                                  ==========              ==========          ==========


See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

                           December 31, 1993 and 1992



(1)     Summary of Significant Accounting Policies

        (a)     General

        University National Bank & Trust Company and subsidiary (collectively the "Bank") commenced operations as a commercial bank in May 1980. The Bank's main facility is located in downtown Palo Alto, with an additional banking floor in downtown Menlo Park and a trust representative office in Santa Cruz. Commercial banking services offered by the Bank include accepting checking, savings, and time deposits and money fund deposit accounts; advancing commercial, installment, and certain real estate loans; and offering safe deposit services and other customary banking services to the retail, business,
        and professional community in and       adjacent to Palo Alto.  In
        addition, the Bank offers trust and trustee services to employee benefit plans, living trusts and testamentary trusts.

        (b)     Principles of Consolidation

        The accompanying consolidated financial statements of the Bank include the accounts of University National Bank & Trust Company and Lytton Corporation, its wholly owned subsidiary. All significant intercompany transactions have been eliminated.

        (c)     Fair Value of Financial Instruments

        Fair value of the Bank's on- and off-balance sheet financial instruments are determined using the estimates, methods and assumptions as set forth below.

                (i) Cash and Due from Banks, Federal Funds Sold, Bankers' Acceptances Purchased, Accrued Interest Receivable and Accrued Interest Payable

                        The book value approximates fair value because of the short maturity of these instruments.

                (ii)    Investment Securities

                        Fair value of investment securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.



                                                                     (Continued)
                                      46

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





                (iii)   Loans

                        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential real estate and consumer installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing or nonperforming categories.

                        Fair value of performing fixed rate loans is calculated by discounting scheduled cash flows on a pool basis through estimated maturities using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The estimated maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

                        For adjustable rate mortgage loans, the estimated average repricing period is 180 days. For adjustable rate commercial loans, the average repricing period is one day. Based on the repricing frequency and minimal credit concerns for these loans, the book value of adjustable rate loans is used as an estimate of their fair value.

                        Fair value for significant nonperforming loans is based on estimated cash flows that are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

                (iv)    Deposit Liabilities

                        Fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings, and insured money fund accounts, is equal to the amount payable on demand as of December 31, 1993 and 1992. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





                (v)  Commitments to Extend Credit and Standby Letters of
                     Credit

                     Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the original terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees actually charged for similar agreements in the prior year. No fair value assigned to loans in process.

              (vi)   Limitations

                     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred taxes and buildings, furniture and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the fair value estimates.



                                                                  (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





        (d)     Investment Securities

        The Bank adopted Statement of Financial Accounting Standards No.
        115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. SFAS No. 115 requires entities to classify investments in debt securities and equity securities with readily determinable fair values as held to maturity, available for sale, or trading, and establishes accounting and reporting requirements for each classification. In accordance with SFAS No. 115, the Bank has classified its investment securities as available for sale as it does not have the intent to hold such securities until maturity. Available for sale securities are reported at fair value, with unrealized gains and losses, net of taxes, reported as a separate component of shareholders equity. Amortization of premiums and accretion of discounts arising at acquisition of investment securities are included in income using methods that approximate the interest method. Gains or losses on the sale of securities are determined based on the specific identification method.

        Prior to adopting SFAS No. 115, the Bank accounted for its investment securities at cost, adjusted for the amortization of premiums and the accretion of discounts based on its intent to hold such securities for the foreseeable future or until maturity.

       (e)     Loans and Allowance for Loan Losses

        Loans are stated at the amount of unpaid principal net of undisbursed funds, reduced by an allowance for loan losses. Interest on commercial, real estate, and consumer installment loans is accrued on a simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of loan collectibility and prior loan loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers ability to pay. Regulatory examiners may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.
        Accrual of interest is discontinued and prior accrued interest is reversed on a loan when the payment of interest or principal is 90 or more days past due.

        Loan origination and commitment fees and certain direct loan origination
        costs   are deferred and the net amount amortized as an adjustment of the related loan's yield over its estimated life.




                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





        In June 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No.
        114), "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires entities to measure certain impaired loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's market value or the fair value of collateral if the loan is secured. SFAS No. 114 is effective for years beginning after December 15, 1994. The Bank does not expect that the adoption of SFAS No. 114 will have a material effect on its consolidated financial statements.

        (f)     Buildings, Furniture and Equipment

        Buildings, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

        (g)     Income Taxes

        In January 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes."
        SFAS No. 109 requires a change from the deferred method of accounting for income taxes required under Accounting Principles Board (APB) Opinion 11 to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Under SFAS No. 109, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

        The adoption of SFAS No. 109 did not have a material effect on the Bank's consolidated financial statements.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





        (h)     Net Income Per Common Share

        Net income per common share is based on the weighted average number of common shares outstanding of 1,382,931 in 1993, 1,329,474 in 1992, and 1,307,896 in 1991, including the effect of stock options. The net income per common share includes net shares issuable upon assumed exercise of stock options using the "treasury stock method," which assumes that stock options are exercised at the beginning of the period and the proceeds from exercise are used to purchase common stock at average market prices.

        (i)     Statement of Cash Flows

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

        Supplemental disclosure of cash flow information follows:

                                                                   1993                1992               1991
                                                                   ----                ----               ----
        Cash paid for interest                                 $ 6,432,638          8,196,670         12,352,926
        Cash paid for income taxes                             $ 1,550,000          1,945,000          1,428,682

        Investment securities increased by $4,705,560, and deferred taxes and shareholders equity increased by $1,929,280 and $2,776,280, respectively, for net unrealized gains on securities classified as available for sale.

        Capital surplus increased by $66,000 in 1993 and $134,027 in 1991 when the Bank recognized tax benefits from the disqualifying disposition of stock options by optionees (note 7).





                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





(2)    Investment Securities

       The following tables present the amortized cost and estimated fair value of investment securities.

                                                                               December 31, 1993
                                                            -----------------------------------------------------------------
                                                                             Securities      Obligations
                                                                              of U.S.         of states
                                                               U.S.          government          and                Total
                                                             Treasury       agencies and      political           investment
                                                            securities      corporations     subdivisions         securities
                                                            ----------      ------------     ------------         -----------
          Maturity in years:
             1 year or less                                 $ 14,833,842      44,727,342      1,167,312            60,728,496
             1 to 5 years                                          -           5,179,728      6,965,359            12,145,087
             5 to 10 years                                         -           5,408,917     16,675,509            22,084,426
             Over 10 years                                         -               -         13,186,946            13,186,946
                                                              ----------      ----------     ----------           -----------

          Amortized cost                                      14,833,842      55,315,987     37,995,126           108,144,955

          Gross unrealized gains                                  30,408         794,170      3,887,000             4,711,578

          Gross unrealized losses                                  -               -             (6,018)               (6,018)
                                                              ----------      ----------     ----------           -----------

          Estimated fair value                              $ 14,864,250      56,110,157     41,876,108           112,850,515
                                                              ==========      ==========    ===========           ===========


                                                                                         December 31, 1992
                                                                            ------------------------------------------------
                                                                             Securities      Obligations
                                                                              of U.S.         of states
                                                                             government          and                Total
                                                                            agencies and      political           investment
                                                                            corporations     subdivisions         securities
                                                                            ------------     ------------         ----------
          Maturity in years:
             1 year or less                                                 $      -          1,455,485             1,455,485
             1 to 5 years                                                      5,000,000      6,320,038            11,320,038
             5 to 10 years                                                    30,892,283     12,922,020            43,814,303
             Over 10 years                                                       309,100     14,845,113            15,154,213
                                                                              ----------     ----------           -----------

          Amortized cost                                                      36,201,383     35,542,656            71,744,039
          Gross unrealized gains                                                 945,399      2,849,766             3,795,165

          Gross unrealized losses                                                (64,557)       (24,878)              (89,435)
                                                                              ----------     ----------           -----------

          Estimated fair value                                              $ 37,082,225     38,367,544            75,449,769
                                                                              ==========    ===========           ===========



                                                                     (Continued)
                                      52

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

       The maturity distribution of investment securities at estimated fair value follows:

                                                                               December 31, 1993
                                                            -----------------------------------------------------------------
                                                                             Securities      Obligations
                                                                              of U.S.         of states
                                                               U.S.          government          and                Total
                                                             Treasury       agencies and      political           investment
                                                            securities      corporations     subdivisions         securities
                                                            ----------      ------------     ------------         -----------
          Maturity in years:
             1 year or less                                 $ 14,864,250      44,815,142      1,214,878           60,894,270
             1 to 5 years                                          -           5,546,530      7,432,245           12,978,775
             5 to 10 years                                         -           5,748,485     18,109,989           23,858,474
             Over 10 years                                         -               -         15,118,996           15,118,996
                                                              ----------      ----------     ----------          -----------

          Estimated fair value                              $ 14,864,250      56,110,157     41,876,108          112,850,515
                                                              ==========      ==========    ===========          ===========


                                                                                         December 31, 1992
                                                                            ------------------------------------------------
                                                                             Securities      Obligations
                                                                              of U.S.         of states
                                                                             government          and                Total
                                                                            agencies and      political           investment
                                                                            corporations     subdivisions         securities
                                                                            ------------     ------------         ----------
          Maturity in years:
             1 year or less                                                 $      -          1,497,438            1,497,438
             1 to 5 years                                                      5,042,180      6,802,967           11,845,147
             5 to 10 years                                                    31,730,945     13,789,449           45,520,394
             Over 10 years                                                       309,100     16,277,690           16,586,790
                                                                              ----------     ----------           ----------

Estimated fair value                                                        $ 37,082,225     38,367,544           75,449,769
                                                                              ==========     ==========           ==========

       In 1993, coincident with the adoption of SFAS No. 115, the Bank restructured a portion of its investment portfolio to invest in securities with shorter term maturities. Sales proceeds of $23,624,531 were received and gross gains of $1,712,799 and gross losses of $80,000 were realized as a result of this restructuring. The Bank also received proceeds of $5,238,500 and recognized gross gains of $13,500 as a result of maturities or calls of investment securities in 1993. In 1992, proceeds of $35,453,434 were received and gross gains of $879,789 and gross losses of $43,446 were realized upon sale of the Bank's U.S. Treasury and agency securities portfolios.

       As of December 31, 1993 and 1992, no investment securities were sold under repurchase agreements, and $43,351,270 and $50,347,263, respectively, of investment securities were pledged for the faithful performance of the trust function and to secure certain public and trust deposits.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





(3)    Loans and Allowance for Loan Losses

       The following table presents the book value and estimated fair value of loans.

                                                December 31, 1993                  December 31, 1992
                                           ------------------------------      --------------------------
                                              Book          Estimated           Book          Estimated
                                             value          fair value         value          fair value
                                             -----          ----------         -----          ----------
           Commercial:
             Fixed                      $  17,040,349       16,810,445           13,570,190    13,672,275
             Adjustable                    77,582,369       77,368,399           84,030,716    83,273,717
           Real estate:
             Commercial:
                 Adjustable                28,057,017       28,057,017           65,994,388    65,994,388
             Residential:
                 Adjustable                89,936,879       89,936,879           58,893,222    58,893,222
           Consumer installment:
                 Fixed                      1,649,476        1,571,620            2,238,496     2,165,327
                 Adjustable                 3,395,769        3,395,769            3,505,465     3,505,465
                                          -----------      -----------          -----------   -----------

                    Total               $ 217,661,859      217,140,129          228,232,477   227,504,394
                                          ===========      ===========          ===========   ===========


       Activity in the allowance for loan losses were as follows:

                                                                               Years ended December 31,
                                                                            -------------------------------
                                                                     1993                1992                1991
                                                                     ----                ----                ----
           Balance, beginning of year                             $ 3,682,064          1,828,025          1,724,021
           Provision charged to income                              2,832,799          2,215,233            875,000
           Loans charged off                                         (833,986)          (363,746)          (884,379)
           Loan recoveries                                              9,464              2,552            113,383
                                                                  -----------          ---------          ---------

           Balance, end of year                                   $ 5,690,341          3,682,064          1,828,025
                                                                  ===========          =========          =========

       Loans classified as nonaccrual as of December 31, 1993 and 1992 were $3,814,202 and $4,015,744, respectively. The effect on interest income had these loans been performing in accordance with contractual terms in 1993 and 1992 was not material to the consolidated financial statements.

       Certain directors, executive officers and principal shareholders are loan customers of the Bank. Such loans are made in the ordinary course of business on normal credit terms, including interest rate and collateralization, and none represent more than a normal risk of collection. Such loans were approximately $1,153,000 and $546,000 as of December 31, 1993 and 1992, respectively. During 1993, additional loans of approximately $3,030,000 were made and payments of approximately $2,423,000 were received. During 1992, additional loans of



                                                                     (Continued)
                                      54

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





       approximately $2,440,000 were made and payments of approximately $4,064,000 were received.

(4)    Buildings, Furniture and Equipment

       Buildings, furniture and equipment consist of the following:

                                                                                   December 31,
                                                                             -------------------------
                                                                             1993               1992
                                                                             ----               ----
               Land                                                         $  3,883,237         3,180,514
               Buildings                                                      11,996,235        11,333,420
               Furniture and equipment                                         3,674,808         3,420,531
                                                                              ----------        ----------

                                                                              19,554,280        17,934,465

               Less accumulated depreciation                                   3,659,227         3,166,661
                                                                              ----------        ----------

                                                                            $ 15,895,053        14,767,804
                                                                              ==========        ==========

       The Bank leases its Santa Cruz trust office under a noncancelable operating lease which expires in September 1995. Upon expiration, the Bank has one three year option remaining on the lease. Should the Bank not extend the lease in 1995, the Bank has the right to continue the lease on a month-to-month basis, and pay a monthly rent equal to 125% of the monthly rent payable during the last month of the current lease term. Monthly rent is based on a minimum rental plus adjustments for cost-of-living increases.

(5)    Certificates of Deposit

       The following table presents the book value and estimated fair value of certificates of deposit.

                                                  December 31, 1993                  December 31, 1992
                                             --------------------------        ---------------------------
                                              Book          Estimated           Book          Estimated
                                             value          fair value         value          fair value
                                             -----          ----------         -----          ----------
               Certificates of deposit:
                 Maturing in six
                    months or less          $ 19,221,283    19,227,450         21,532,572     21,546,412
                 Maturing between
                    six months and
                    one year                   2,678,778     2,690,675          2,545,891      2,550,416
                 Maturing between
                    one and two
                     years                       120,904       121,056            407,484        421,502
                                              ----------    ----------         ----------     ----------

                    Total                   $ 22,020,965    22,039,181         24,485,947     24,518,330
                                              ==========    ==========         ==========     ==========


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





(6)    Income Taxes

       As discussed in note 1, the Bank adopted SFAS No. 109 as of January 1, 1993.

       The income tax provision included in the accompanying consolidated statements of income follows:

                                                                  Years ended December 31,
                                                                -------------------------------
                                                          1993               1992               1991
                                                          ----               ----               ----
           Current:
             Federal                                     $ 1,499,000        1,468,000            722,500
             State                                           836,000          792,000            459,200
                                                           ---------        ---------          ---------
                                                           2,335,000        2,260,000          1,181,700
                                                           ---------        ---------          ---------
           Deferred:
             Federal                                        (512,000)        (528,000)            54,800
             State                                          (179,000)        (177,000)            24,500
                                                           ---------        ---------          ---------
                                                            (691,000)        (705,000)            79,300
                                                           ---------        ---------          ---------
                                                         $ 1,644,000        1,555,000          1,261,000
                                                           =========        =========          =========

       Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table below:

                                                                            Years ended December 31,
                                                                       ------------------------------------
                                                         1993                          1992                           1991
                                                 -----------------------------------------------------------------------------------
                                                  Amount        Percent          Amount        Percent        Amount         Percent
       Tax at statutory federal
         income tax rate                          $ 2,001,040     34.0%          $ 1,916,000     34.0%        $ 1,522,200     34.0%
       Increase (decrease) in
         tax resulting from:
           Tax-exempt income                         (802,918)   (13.6)             (762,000)   (13.5)           (698,900)   (15.6)
           State income tax, net
           of federal tax benefit                     433,913      7.3               406,000      7.2             319,200      7.1
         Other, net                                    11,965       .2                (5,000)     (.1)            118,500      2.7
                                                  -----------    -----           -----------    -----         -----------    -----

       Applicable income taxes                    $ 1,644,000     27.9%          $ 1,555,000     27.6%        $ 1,261,000     28.2%
                                                  ===========    =====           ===========    =====         ===========    =====



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





       Under SFAS No. 109, temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant components of the deferred tax asset and liability amounts relate to the following:

                                                                                             December 31,       January 1,
                                                                                                 1993             1993
                                                                                                 ----             ----
           Deferred tax assets:
             Book provision for loan losses in excess of tax provision                      $(2,095,148)       (1,271,246)
             State franchise taxes                                                             (284,389)         (257,759)
             Loan fees and other, net                                                           (49,247)          (83,615)
                                                                                              ---------         ---------

                 Total deferred tax assets                                                   (2,428,784)       (1,612,620)

             Less valuation allowance                                                           361,083           360,599
                                                                                               ---------        ---------

                 Deferred tax assets, net                                                    (2,067,701)       (1,252,021)
                                                                                              ---------         ---------

           Deferred tax liabilities:
             Tax depreciation in excess of book                                                 138,928           104,918
             Difference in recognition of lease income                                          184,408            93,442
             Tax effect of unrealized gains on securities classified as available for sale    1,929,280              -
                                                                                               ---------        ---------

                 Total deferred tax liabilities                                               2,252,616           198,360
                                                                                               ---------        ---------

                 Net deferred tax liability (asset)                                        $    184,915        (1,053,661)
                                                                                             ===========       ==========


       The following is a summary of deferred taxes under SFAS No. 109:

                                                     Deferred        Valuation         Deferred           Net
                                                     tax asset        allowance      tax liability        total
                                                     ---------        ---------      -------------        -----
           Balances, January 1, 1993                $(1,612,620)      360,599           198,360          (1,053,661)

           Changes                                     (816,164)          484         2,054,256           1,238,576
                                                    -----------       -------         ---------          ----------

           Balances, December 31, 1993               (2,428,784)      361,083         2,252,616             184,915
                                                    ===========       =======         =========          ==========



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





       Prior to 1993, the Bank accounted for income taxes on the deferred method of accounting in accordance with APB Opinion 11. Under APB Option 11, timing differences in the recognition of income and expenses for tax and financial statement purposes result in deferred taxes. The principal elements of these timing differences are as follows:

                                                                               Years ended December 31,
                                                                               ------------------------
                                                                                1992               1991
                                                                                ----               ----
           Provision for state income taxes
              deductible for federal income tax
              purposes                                                         $(131,000)          23,400

           Provision for loan losses for
              federal income tax purposes
              greater (less) than provision for
              financial statements                                              (752,000)         (25,000)

           Other, net                                                            178,000           80,900
                                                                                --------           ------

                                                                               $(705,000)          79,300
                                                                                ========           ======

(7)    Employee Stock Option Plan

       The Bank has a stock option plan for certain of its officers and key employees. Options are granted at prices per share not less than market price at date of grant. The options are exercisable beginning one year from the date of grant at 20% annually and expire at various dates through January 2003. Options that terminate without being exercised may be reissued. Shares of common stock reserved for stock options were 6,950 and 48,950 as of December 31, 1993 and 1992, respectively.

                                                                        Shares
                                                                        under                 Price
                                                                        option              per share
                                                                        ------              ---------
           Outstanding as of January 1, 1992                          154,726               $  6.56 - $ 32.50
           Granted                                                     11,000               $ 24.75 - $ 26.25
           Exercised                                                  (21,826)              $  6.56 - $ 15.19
           Expired                                                       -                  $   -   - $   -
                                                                      -------

           Outstanding as of December 31, 1992                        143,900               $ 11.25 - $ 32.50

           Outstanding as of January 1, 1993                          143,900               $ 11.25 - $ 32.50
           Granted                                                     42,000               $ 26.75 - $ 35.50
           Exercised                                                  (19,050)              $ 11.50 - $ 24.75
           Expired                                                       -                  $   -   - $   -
                                                                      -------

           Outstanding as of December 31, 1993                        166,850               $ 11.25 - $ 35.50
                                                                      =======


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





       As of December 31, 1993, 49,050 shares were exercisable at prices from $11.25 to $35.50. As of December 31, 1992, 52,500 shares were exercisable at prices from $11.25 to $32.50.

       Tax benefits from the early disposition of stock by optionees under incentive stock options of $66,000 and $134,027 were credited to capital surplus in 1993 and 1991, respectively.

(8)    Outside Directors Stock Option Plan

       In January 1992, the Board and shareholders of the Bank adopted a stock option plan for its nonemployee directors. Options are granted at prices per share not less than market price at date of grant. The options are exercisable beginning one year from the date of grant at 20% annually and expire January 1998. Options that terminate without being exercised may be reissued. Shares of common stock reserved for granting of stock options were 11,800 and 11,000 as of December 31, 1993 and 1992, respectively.

                                                                  Shares
                                                                  under                 Price
                                                                  option              per share
                                                                  ------              ---------
           Outstanding as of January 1, 1992                        -                 $ 24.75
           Granted                                                9,000               $ 24.75
           Exercised                                                -                 $ 24.75
           Expired                                                  -                 $ 24.75
                                                                  -----

           Outstanding as of December 31, 1992                    9,000               $ 24.75
                                                                  ======

           Outstanding as of January 1, 1993                      9,000               $ 24.75
           Granted                                                  -                 $ 24.75
           Exercised                                               (200)              $ 24.75
           Expired                                                 (800)              $ 24.75
                                                                  -----

           Outstanding as of December 31, 1993                    8,000               $ 24.75
                                                                  =====

       As of December 31, 1993, 1,600 shares were exercisable through January 1998 at a price of $24.75 per share.

(9)    Profit-Sharing Plan

       The Bank has a profit sharing plan covering substantially all of its employees. Contributions are made to the plan at the discretion of the Bank's Board of Directors. Plan contributions were $415,540, $408,117 and $321,615 for the years ended December 31, 1993, 1992 and 1991, respectively.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





(10)   Commitments and Contingencies

       (a)    Financial Instruments with Off-Balance Sheet Risk

              The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

              The Bank s exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management s credit evaluation of the counterparty. Collateral held varies, but may include marketable securities, accounts receivable, inventory, property, plant, and equipment, income-producing commercial properties and residential properties.

              Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Such guarantees are primarily issued to support public and private borrowing arrangements. These guarantees are extended for less than five years and expire in decreasing amounts through 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

              Of the standby letters of credit outstanding as of December 31, 1993, 58% are unsecured, and 42% are 100% collateralized.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements


        The contract amount and estimated fair value of commitments to extend credit and standby letters of credit as of December 31, 1993 is as follows.

                                                                           Contract          Estimated
                                                                            amount           fair value
                                                                            ------           ----------
           Commitments to extend credit                                    $ 76,667,184      549,000
           Standby letters of credit                                          5,139,135       77,000

        Based on the historical experience of the Bank, management does not believe that it will be called upon to disburse all of the funds available under these commitments.

(b)     Concentration of Credit Risk

        The Bank grants residential, commercial and consumer loans to customers located primarily in the northern California Bay Area. Although the Bank has a diversified portfolio, a substantial portion of its debtors ability to honor their contracts is dependent upon the economic sector of the northern California Bay Area.

(c)     Available Lines of Credit

        As of December 31, 1993, the Bank had available an unused line of credit of $5,000,000 for federal fund borrowings on an "as available" basis, and a $5,000,000 committed line of credit. Any amounts drawn on the committed line of credit will be collateralized by marketable securities having an aggregate market value of not less than 125% of the loan amount.

(11)    Trust Assets

        The trust department of the Bank held the following types of fiduciary assets, at cost:

                                                                                                December 31,
                                                                                         -------------------------
                                                                                          1993               1992
                                                                                          -----------------------
            Personal living trusts                                                    $ 149,920,580      120,667,545
            Employee benefit trusts                                                      33,003,395       28,906,440
            Agency, safekeeping, custodian and escrow accounts                          188,604,731      188,795,296
            Court trusts                                                                  4,667,417        4,712,972
            Plus liabilities                                                                999,349        2,130,452
                                                                                      -------------      -----------

                                                                                      $ 377,195,472      345,212,705
                                                                                      =============      ===========

        The market value of the trust assets was approximately $480,947,000 and $431,994,000 as of December 31, 1993 and 1992, respectively. These assets are not beneficially owned by the Bank and, therefore, are not included in the accompanying consolidated balance sheets.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements





(12)    Regulatory Matters

        The Bank is subject to the Office of the Comptroller of the Currency
        (OCC) governing capital adequacy. The OCC has adopted regulations for determining capital adequacy that involve assigning assets to four broad risk categories and that establish minimum capital ratios based on these assignments. The regulations require a ratio of capital to
        risk-weighted   assets of 8.00% and a minimum Tier 1 ratio (as defined
        by the regulations) of 4.00%. As of December 31, 1993, the Bank qualified for the top capital category of "well capitalized" under the regulations.

        Additionally, banking regulations limit the amount of dividends that may be paid without prior approval by the Bank s regulatory agency.
        Retained earnings against which dividends may be paid without prior approval is approximately $6,890,700 as of December 31, 1993, subject to the minimum capital ratio requirements noted above.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

PART III.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information required by this item other than information regarding executive officers is set forth under "Election of Directors" and "Executive Compensation and Other Matters" in the Bank's Proxy Statement for the 1994 Annual Meeting of Shareholders, which is herein incorporated by reference.

Executive Officers

CARL J. SCHMITT, age 59, has been Chairman and Chief Executive Officer of the Bank since its organization in 1979. Mr. Schmitt was self-employed as a banking consultant from 1978 to 1979 and was Superintendent of Banks of the State of California from 1975 to 1978.

GAYLE A. ANDERSON, age 52, has been Executive Vice President and Chief Financial Officer since December, 1984. She has 30 years banking experience including that of President of Golden Gate Bank in San Francisco and 12 years of experience in the California State Banking Department.

DAVID R. HOOD, age 49, has been Executive Vice President and Senior Lending Officer since 1991. He has been with the Bank since 1985. Mr. Hood had an eighteen year career with Wells Fargo Bank, most recently serving as Vice President and Manager of the San Mateo Business Center.

HALL PALMER, age 53, has been Executive Vice President and Senior Trust Officer since May, 1987. From 1984 to 1987, he was Senior Vice President and Executive Trust Officer with Key Bank of Oregon, formerly Pacific Western Bank. Mr. Palmer had a sixteen year career with Wells Fargo Bank, most recently serving as Vice President and Trust Officer managing the Peninsula Trust Region from 1982 to 1984.

SUZANNE M. POWERS, age 36, has been Executive Vice President and Senior Operations Officer since January, 1992. She has been with the Bank since 1981. From 1975 to 1981, she was with the chartered Bank of London, most recently as an Operations Officer in the Fremont Office.

ITEM 11.  EXECUTIVE COMPENSATION

The information required by this item is set forth under "Executive Compensation and Other Matters" in the Bank's Proxy Statement for the 1994 Annual Meeting of Shareholders which is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is set forth under "General Information, Stock Ownership of Certain Beneficial Owners and Management" in the Bank's Proxy statement for the 1994 Annual Meeting of Shareholders which is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is set forth under "Executive Compensation and Other Matters, Certain Relationships and Transactions" in the Bank's Proxy Statement for the 1994 Annual Meeting of Shareholders which is incorporated herein by reference.

PART IV.

ITEM 14.  EXHIBITS AND REPORTS ON FORM 8-K

(a)       Exhibits

 3.1      Articles of Association dated December 11, 1979 as amended.

 3.2      Restated Bylaws of the Association dated July 19, 1990.

10.1      1980 Stock Option Plan, Amended and Restated as of July 21, 1988.*

10.2      Outside Directors Stock Option Plan dated January 23, 1992.*

10.3 Employees' Profit Sharing and Tax Deferred Savings Plan Effective as of January 1, 1988 as amended.*

(b)       Reports on Form 8-K

No Form 8-K was filed during the fourth quarter.

*Relates to compensation.

                                   SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  University National Bank
                                                     & Trust Company


                                                  By /s/ Carl J. Schmitt
                                                     --------------------------
                                                     Carl J. Schmitt, Chairman
                                                     and Chief Executive Officer

Date:  March 23, 1994

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the date indicated.

Signature                        Title
- -----------------------------------------------------------------
Carl J. Schmitt*                  Chairman of the Board, Chief
                                  Executive Officer and Director
                                  (Principal Executive Officer)

Gayle A. Anderson*                Executive Vice President and
                                  Chief Financial Officer
                                  (Principal Financial and
                                  Principal Accounting Officer)

Lawrence A. Aufmuth*              Director

Thomas R. Brown*                  Director

Linda R. Meier*                   Director

George G. C. Parker*              Director

William A. Preston*               Director

Leslie M. Quist*                  Director

Leonard Ware*                     Director

*By /s/ Carl J. Schmitt
    -------------------
    (Carl J. Schmitt,
    Attorney-In-Fact)

Date:  March 23, 1994


                                      66